Filed pursuant to Rule 424(b)(3)

Registration No. 333-193611

PROSPECTUS

Social Reality, Inc.

9,111,571 shares of Class A common stock

This prospectus relates to periodic offers and sales of up to 9,111,571 shares of our Class A common stock by the selling security holders, including 6,438,668 shares which are presently outstanding and 2,672,903 shares which are issuable upon the possible exercise of outstanding warrants with an exercise prices ranging from $1.00 to $2.00 per share.

We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.

Our Class A common stock is quoted on the OTC Bulletin Board under the symbol “SCRI.” On January 17, 2014 the last reported sale price of our Class A common stock was $2.98 per share.

For a description of the plan of distribution of these shares, please see page 39 of this prospectus.

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Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about the risks of investing in our Class A common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is February 11, 2014

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER PERTINENT INFORMATION

When used in this prospectus, the terms “Social Reality,” “we,” “us,” or “our” refers to Social Reality, Inc., a Delaware corporation. In addition, “2013” refers to the year ended December 31, 2013, “2012” refers to the year ended December 31, 2012 and “2011” refers to the year ended December 31, 2011. The information which appears on our web site at www.socialreality.com is not part of this prospectus.

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PROSPECTUS SUMMARY

About Us

We develop platforms that automate the digital advertising market. We provide access to these platforms to publishers of web content and to brand marketers. We generate revenue from three different revenue streams, including our SRAX platform, our GroupAd platform and Social Reality Innovations.

Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, and our telephone number is (323) 601-1145. Our fiscal year end is December 31.

SUMMARY OF THE OFFERING

This prospectus covers the resale of a total of 9,111,571 shares of our Class A common stock by the selling security holders which includes 6,438,668 shares that are presently outstanding and 2,672,903 shares that are issuable upon the possible exercise of warrants with exercise prices ranging from $1.00 to $2.00 per share. These securities were issued in connection with private offerings we conducted between October 2013 and January 2014. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

The Private Offerings

In October 2013 we sold an aggregate of 4,800,000 units of our securities to 17 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $2,293,970. Each unit consisted of one share of our Class A common stock and one three year Class A common stock purchase warrant to purchase 0.5 shares of our Class A common stock. T.R. Winston & Company, LLC, a broker dealer and member of FINRA, acted as placement agent for us in this offering. As compensation in this offering we,

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paid T.R. Winston & Company, LLC cash commissions and a non-accountable expense allowance totaling $132,296.40, and issued the firm 212,206 units identical to the units sold in the offering in lieu of additional commissions and non-accountable expense allowance totaling $106,030;

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paid Dragonfly Capital Partners, LLC, a broker-dealer and member of FINRA who acted as a selling agent for the placement agent, a cash commission totaling $49,680; and

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issued T.R. Winston & Company, LLC three year placement agent warrants to purchase 480,000 shares of our Class A common stock at an exercise price of $1.00 per share.

We used $545,000 of the net proceeds to satisfy our revolving note due TCA Global Credit Master Fund, LP and to redeem shares of our Class A common stock previously issued to it as additional compensation under the terms of the revolving note. We are using the balance of the net proceeds for general working capital.

In November 2013 we sold an additional 660,000 units of our securities to 10 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units, which were identical to the units sold in the October 2013 offering, were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $330,000. We did not pay any commissions or finder’s fees in this offering

Each redeemable three year warrant issued in the October 2013 and November 2013 offerings entitles the holder to purchase one-half share of our Class A common stock at an exercise price of $1.00 per share. Warrants must be exercised in such denominations as to require the issuance of a whole number of shares. Other than the warrants issued to T.R. Winston & Company, LLC which are immediately exercisable on a cashless basis, if we fail to timely file the registration statement described later in this section, if the registration statement is not declared effective by the SEC within 90 days of its filing date, or at any time thereafter during the exercise period of the warrants there is not an effective registration statement registering the shares of our Class A common stock issuable upon exercise of the warrants, then the warrants may also be exercised on a cashless basis. Providing that there is an effective registration statement registering the shares of our Class A common stock issuable upon exercise of the warrants, we have the right to redeem all or any portion of the warrants at a price of $0.001 per share of Class A common stock upon 20 days’ notice at any time that the closing price of our Class A common stock equals or exceeds $2.50 per share for 20 consecutive trading days and the daily average minimum volume of our Class A common stock during those 20 trading days is at least 100,000 shares.

We agreed that until one year from the final closing we would not issue any additional shares of Class A common stock at an effective price per share less than the unit purchase price without the prior written consent of purchasers of a majority of the then outstanding shares of our Class A common stock included in the units purchased in these offerings, subject to certain exclusions.

We also agreed to file a registration statement with the Securities and Exchange Commission within 90 days of October 30, 2013 registering for resale all of the shares of our Class A common stock included in the units sold in the offering as well as the shares issuable upon the exercise of the warrants included in the units sold in the offering. This prospectus is part of that registration statement. If we failed to timely file the resale registration statement by the filing deadline, or the registration statement is not declared effective within 90 days of the filing deadline, then within five business days of the end of month we agreed to pay each purchaser of units in the offering (but not T.R. Winston & Company, LLC or the selling agent) an amount in cash, as partial liquidated damages, equal to 2% of the aggregate purchase price paid by such purchaser for each 30 days, or portion thereof, until the earlier of the date the deficiency is cured or the expiration of six months from filing deadline.

In January 2014 we sold an aggregate of 978,668 shares of our Class A common stock at a purchase price of $1.50 per share to 22 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. We received gross proceeds of $1,468,001. T.R. Winston & Company, LLC acted as placement agent for us in this offering. We paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $190,840 and issued these firms three year Series B common stock purchase warrants to purchase an aggregate of 97,866 shares of our Class A common stock at an exercise price of $2.00 per share as additional compensation. We are using the net proceeds for working capital.

We agreed to file a registration statement with the SEC within 90 days after the closing of this offering registering for resale all of the shares of our Class A common stock sold in this offering together with the shares underlying the Series B common stock purchase warrants issued to the selling agent. This prospectus is part of that registration statement. If we fail to timely file the registration statement, or if the registration statement is not declared effective by the SEC within 90 days of its filing date, we are subject to the payment to purchasers of shares in this offering (but not the selling agent) registration rights damages of 2% for each 30 days, or portion thereof, of the gross proceeds we received in this offering, until the earlier of the date the deficiency is cured or the expiration of six months.

We agreed to indemnify the T.R. Winston & Company, LLC and its controlling persons to the fullest extent permitted by law against certain liabilities that may be incurred in connection with each of the October 2013 private offering and the January 2014 private offering in which it acted as placement agent, including certain civil liabilities under the Securities Act of 1933 and, where such indemnification is not available, to contribute to the payments the placement agent may be required to make with respect to such liabilities, except in such circumstances where the liabilities occurred as a result of the gross negligence or willful misconduct of an indemnified party.

Class A common stock:

Outstanding prior to this offering:	20,880,462 shares of Class A common stock on January 28, 2014.

Class A common stock reserved:

An aggregate of 5,393,867 shares of our Class A common stock, including 1,210,000 shares underlying our outstanding Series 1 Preferred Stock, 626,001 shares underlying outstanding grants under our 2012 Equity Compensation Plan, Class A common stock purchase warrants to purchase an additional 3,460,000 shares of our Class A common stock at an exercise price of $1.00 and Series B common stock purchase warrants to purchase an aggregate of 97,866 shares of our Class A common stock at an exercise price of $2.00 per share. The resale of 2,672,903 shares issuable upon the exercise of the warrants are covered by this prospectus.

Class A common stock outstanding after this offering:

23,553,365 shares of Class A common stock, assuming the issuance of 2,672,903 shares upon the exercise on a cash basis of Class A common stock purchase warrants at an exercise price of $1.00 per share and Series B common stock purchase warrants at an exercise price of $2.00 per share, the resale of which is covered by this prospectus, but giving no effect to the possible issuance of shares upon the exercise of options under our 2012 Equity Compensation Plan.

SELECTED FINANCIAL DATA

The following summary of our selected unaudited financial information for nine months ended September 30, 2013 and 2012 and selected audited financial information for 2012 and 2011 which has been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Selected income statement data:

	Three Months Ended September 30,		Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2013	2012	2013	2012	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$853,338	$242,799	$1,519,999	$1,073,214	$1,119,281	$1,802,963
Cost of revenues	671,412	78,025	1,077,098	498,139	627,362	856,519
Gross profit	181,926	164,774	442,901	575,075	491,919	946,444
Total operating expenses	864,394	481,456	1,614,340	1,368,061	1,750,778	939,727
Total operating expenses as a percentage of revenues	101%	198%	106%	127%	156%	52.1%
Interest expense	147,148	0	313,053	0	0	0
Net income (loss)	$(829,616)	$(316,682)	$(1,484,492)	$(792,986)	$(1,258,859)	$6,717

Selected balance sheet data:

	September 30,	December 31,
	2013	2012	2011
	(unaudited)		(predecessor)
Working capital (deficit)	$(1,011,492)	$(99,249)	$722,194
Total current assets	$632,321	$202,808	$1,157,410
Total assets	$1,994,162	$280,197	$1,157,410
Total current liabilities	$1,643,813	$302,057	$435,216
Total liabilities	$1,643,813	$302,057	$435,216
Total stockholders’ equity (deficit)	$350,349	$(21,860)	$722,194

RISK FACTORS

An investment in our Class A common stock involves a significant degree of risk. You should not invest in our Class A common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our Class A common stock.

Risks Related to our Business

There are no assurances we will be able to increase our revenues or report profitable operations in future periods.

In 2012 we began to transition our business from a campaign only based model to a monthly recurring revenue model combined with campaign revenue. This transition resulted in a decline in our revenues for the first six months of 2013 from the comparable periods in 2012. However, we reported a 251% increase in our revenues for the third quarter of 2013 from the comparable period in 2012, and a 42% increase for the comparable nine month periods. The significant increase in our revenues is primarily attributable to our efforts to build our Ad Exchange business and we have seen month over month increases in the monthly recurring revenue model from this product as well as our self-service GroupAd product. Our operating expenses have increased 18% for the first nine months of 2013 from the same period in 2012. While we expect our revenues will continue to increase during the balance of 2013 and in to 2014, there are no assurances that these expectations will prove out or that we will be able to generate sufficient revenues to fund our operating expenses. While we have sufficient working capital to fund our operations for at least the next 12 months following our recent capital raises, we will use these cash resources to pay costs until such time, as ever, that we increase our revenues to a level to fund our operating expenses. Absent a continued significant increase in our revenues, we do not expect to report profitable operations.

We have a working capital deficit and a history of losses.

We had a working capital deficit of $99,249 at December 31, 2012, incurred a loss of $1,258,859 for the year ended December 31, 2012 and have an accumulated deficit of $1,258,859 at December 31, 2012. For the third quarter of 2013, our working capital deficit increased to $1,011,492 our loss for the first nine months of 2013 was $1,484,492 and we had an accumulated deficit of $2,743,351 at September 30, 2013. While we recently raised $3.7 million in gross proceeds in three private offerings which we believe provides sufficient working capital for our needs for at least the next 12 months, we anticipate that our operating expenses will continue to increase and we may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow. There are no assurances that we will be able to significantly increase our revenues and cash flow to a level which supports profitable operations and provides sufficient funds to pay our obligations.

We have a limited operating history.

Our limited operating history means that there is a high degree of uncertainty in our ability to execute our business plan, obtain customers and create new products and services, respond to competition or operate the business, as management has not previously undertaken such actions as a company. Our inability to achieve any of the foregoing, could materially and adversely affect our business.

If we were to lose access to the Facebook platform, our business will suffer.

Facebook currently provides access to companies to build applications on their platform. We have built our GroupAd platform to use the Facebook application programming interface, or API’s. The loss of access to the Facebook platform would harm our business and adversely affect the value of our Class A common stock. We are subject to Facebook’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on the Facebook platform. Facebook reserves the right to change these terms and conditions at any time. Our business would be harmed if Facebook:

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discontinues or limits access to its platform by us and other application developers;

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modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

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establishes more favorable relationships with one or more of our competitors; or

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develops its own competitive offerings.

We have benefited from Facebook’s strong brand recognition and large user base. Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. In the event Facebook makes any changes in the future, we may have to modify the structure of our campaigns which could impact the effectiveness of our campaign and consume substantial resources.

If we were to lose access to the Google’s technologies, our business will suffer.

We have built our technology that runs our SRAX RTB business utilizing Google’s APIs. In the event we lost access to Google’s technology we would be forced to rewrite our code to interface with other similar platforms. In the event that there was any downtime between ending our interaction with Google and a new exchange our revenue would be significantly impacted. In addition, we have benefited from Google’s significant advertising technologies and we are both a customer and a partner to Google. Google’s DFP platform is one of the leading ad serving technologies on the Internet and this combined with Google’s Ad Exchange technology has been instrumental in our business. Any changes in our relationship with Google would adversely impact our results of operations in future periods.

Historically, a small number of customers have generated a majority of our revenue.

The creation and management of social media marketing campaigns is relatively new. As a result, a majority of our revenue has come from test marketing campaigns or one off promotions. Our growth depends on our ability to develop and manage ongoing and recurring marketing and promotional campaigns. For 2012, four customers accounted for 81% of our revenues, including one related party customer that represented 18% of our 2012 revenues. During the first nine months of 2013, one customer collected 79% of our revenues for us. If we are not able to lessen our dependence on a limited number of customers and successfully attract and retain a significant number of recurring customers, our market share, reputation and financial results will be harmed.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

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decline in the rates we can charge for advertising and our promotional activities;

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our inability to create applications for our customers;

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Internet advertisements and promotions are, by their nature, limited in content relative to other media;

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companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

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companies may prefer other forms of Internet advertising and promotions that we do not offer; and,

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regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Our success is dependent upon our ability to effectively expand and manage our relationships with our publishers.

We do not generate our own media inventory. Accordingly, we are dependent upon our publishing partners to provide the media which we sell. We depend on these publishers to make their respective media inventories available to us to use in connection with our campaigns that we manage, create or market. These relationships are based on both written agreements and project by project orders. Our growth depends, in part, on our ability to expand and maintain our publisher relationship within our network and to have access to new sources of media inventory such as new partner websites and Facebook that offer attractive demographics, innovative and quality content and growing Web user traffic volume. Our ability to attract new publishers to our networks and to retain Web publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to, our ability to introduce new and innovative products and services, our pricing policies, and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase media inventory from Web publishers continues to increase. In the event we are not able to maintain effective relationships with our publishers, our ability to distribute our advertising campaigns will be greatly hindered which will reduce the value of our services.

If we fail to compete effectively against other Internet advertising companies, we could lose customers or media inventory and our revenue and results of operations could decline.

The market for Internet advertising and related products and services is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for our products and services, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with performance-based Internet advertising solutions and companies that offer cost-per click, or CPC, pay-per-click and CPE services. We compete in the performance-based marketing segment with CPE and CPC performance-based companies, and with other large Internet display advertising networks. Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of publishers and other media companies across an increasing range of different services, including vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or media inventory and our revenue and results of operations could decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

Beginning at our year ended December 31, 2013, we will be required to conduct an annual evaluation of the sufficiency of our internal control over financial reporting. If we are unable to maintain adequate internal controls for financial reporting in the future, investor confidence in the accuracy of our financial reports may be impacted or the market price of our Class A common stock could be negatively impacted.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile in the event that a market ever develops. In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we choose to “opt out” of such extended transition period, and as a result, we are required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risk related to our Class A common stock

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

The two class structure of our common stock could have the effect of concentrating voting control with a limited group.

Our authorized capital includes two classes of common stock which have different voting rights. Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. The shares of our Class B common stock were originally held by two of our executive officers who were the founders of our company, but these shares were converted into shares of our Class A common stock in October 2013. While there are presently no shares of Class B common stock outstanding, in the future our Board could choose to issue shares to one or more individuals or entities. As a result of the voting rights associated with the Class B common stock, those individuals or entities could have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated voting control could limit your ability to influence corporate matters and could adversely affect the price of our Class A common stock.

Our Class A common stock is a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our Class A common stock is considered a “penny stock” and is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our Class A common stock. If our Class A common stock is subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

If the selling security holders all elect to sell their shares of our Class A common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

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our ability to increase our revenues and our history of losses;

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our working capital deficit;

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our limited operating history;

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risks associated with loss to access to the Facebook platform;

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risks associated with loss to Google’s technologies;

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our dependence on a small number of customers;

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continued appeal of Internet advertising;

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our dependence on our publishers;

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our ability to effectively compete;

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the effectiveness of our internal controls over financial reporting;

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costs associated with being a publicly-held company;

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reduced disclosure requirements of an emerging growth company;

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anti-takeover provisions of Delaware law;

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the possible issuance of shares of our Class B common stock;

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the impact of penny stock rules on the trading in our Class A common stock; and

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risks associated with sales by the selling security holders.

You should read thoroughly this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this prospectus. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Class A common stock has been quoted in the OTC Bulletin Board since October 17, 2012 under the symbol “SCRI.” Our Class A common stock is thinly traded. The reported high and low last sale prices for the Class A common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low

2012
Fourth quarter ended December 31, 2012	$1.19	$1.00

2013
First quarter ended March 31, 2013	$1.10	$1.00
Second quarter ended June 30, 2013	$1.02	$0.75
Third quarter ended September 30, 2013	$0.95	$0.75
Fourth quarter ended December 31, 2013	$4.00	$1.00

The last sale price of our Class A common stock as reported on the OTC Bulletin Board on January 17, 2014 was $2.98 per share. As of January 28, 2014, there were approximately 90 record owners of our Class A common stock.

Dividend policy

We have never paid cash dividends on either our Class A common stock. Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Future sales under Rule 144

At January 28, 2014 we had 17,498,561 outstanding shares of Class A common stock which are “restricted securities” under Rule 144 of the Securities Act of 1933. We have included 6,438,668 of these shares in the registration statement of which this prospectus is a part. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of the issuer and own shares that were purchased from us, or any affiliate, at least six months previously is generally entitled to sell within any three month period, a number of shares of Class A common stock that does not exceed 1% of the then outstanding shares of Class A common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about the issuer.

Future sales of restricted Class A common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our Class A common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our Class A common stock prevailing from time to time.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

September 30, 2013
(unaudited)
Long term liabilities	$0
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares outstanding	86
Class A common stock, $0.001 par value, 250,000,000 shares authorized, 5,465,804 shares outstanding (1)	5,466
Class B common stock, $0.001 par value, 9,000,000 shares authorized, 9,000,000 shares outstanding (1)	9,000
Additional paid-in capital	3,079,148
Accumulated deficit	(2,743,351)
Total stockholders' equity	$350,349
Total capitalization	$350,349

———————

(1)

On October 4, 2013 Mr. Christopher Miglino and Ms. Erin DeRuggiero, executive officers and directors of our company, converted an aggregate of 9,000,000 shares of Class B common stock owned by them into an aggregate of 9,000,000 shares of our Class A common stock pursuant to the terms of the Class B common stock as set forth in our certificate of incorporation.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of Class A common stock by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the three and nine months ended September 30, 2013 and 2012 and 2012 and 2011 and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We have developed technology that allows brands to launch and manage digital advertising campaigns and that allows website publishers to sell their media inventory to a number of digital adverting buyers. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. The three core elements of our business are:

•

Social Reality Ad Exchange or “SRAX” – Real Time Bidding sell side representation. Our technology assists publishers in delivering their media inventory to the real time bidding, or RTB, exchanges. Our tools provide reporting to these publishers about the sales of their media inventory on theses exchanges. We assist publishers in maximizing their yield and thus maximizing the revenue they generate. We contract with web and mobile publishers to sell their media inventory on the RTB exchanges. This consists of contacting the publishers and having the publisher sign up on our portal to become one of our publishing partners. Once the publisher signs up, the traffic they deliver is evaluated by us for fraud detection; once the site is approved, we provide the publisher with technology that allow us to deliver advertising to their approved sites or applications. The price that advertisers are willing to pay for any specific placement is determined in real time and we seek to deliver the highest paid ad at any given time.

•

GroupAd. GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. GroupAd allows brand marketers to select from a number of pre-created applications, and then launch these applications on their social media sites. GroupAd also provides an online loyalty program that rewards users for being brand advocates. GroupAd allows brands to identify who their brand advocates are and then provide the brands the tools to communicate and reward the advocates. We generate revenue from GroupAd from brands who license the platform from us on a managed basis and on a self-service basis to deliver a social media application, and, in some cases a loyalty application as well. These fees are paid on a monthly basis and are recurring in nature for as long as the brand is utilizing the platform. The amount that a brand pays for the platform is calculated by the number of social media followers they have on different social networks.

•

Social Reality Innovations. Brands need new and innovative programs to stay ahead of the market. Our innovation group works with brands large and small to develop mobile and social applications that become the standard for the market. These applications are a breeding ground for those applications which are then added to the GroupAd platform. We generate our revenue in this unit through the creation of custom programs. This includes conceptualizing, launching and managing these programs. We also provide media services from this unit which includes buying media to drive engagements to our custom built programs and to our GroupAd programs.

In 2012 we began the process of transitioning from a campaign only based model to a monthly recurring revenue model combined with campaign revenue. During the first quarter of 2013 we launched our SRAX product. As a result, we reported a 251% increase in our revenues for the third quarter of 2013 from the comparable period in 2012, and a 42% increase for the comparable nine month periods. The significant increase in our revenues is primarily attributable to our efforts to build our Ad Exchange business and we have seen month over month increases in the monthly recurring revenue model from this product as well as our self-service GroupAd product. We expect our revenues will continue to increase during the balance of 2013 and into 2014, both as a result of an increased customer base in both our SRAX and GroupAd products. We have recently increased our sales team fourfold and anticipate that this increase in our sales team and marketing efforts will accelerate the revenue growth for the company. We have also increased our technical resources and we anticipate that this will enable us to bring enhanced revenue generating projects to market more rapidly.

Our ability to continue to grow our revenues and market share has been bolstered by recently completed private offerings. As described elsewhere herein, between October 2013 and January 2014, we raised approximately $3.7 million in net proceeds through the sale of our securities. We used approximately $545,000 of these proceeds to pay off the note to TCA Global Credit Master Fund, LP and redeem certain shares we had issued it as additional compensation under the terms of the credit agreement. The balance of the proceeds provides sufficient working capital to us for at least 12 months, based upon our level of current operations and we now have funds to expand our sales team and aggressively market our technology and services.

Results of operations

Three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012

Revenues

We currently derive our revenues from the:

•

sale of media inventory from our publishing partners on our SRAX RTB exchanges,

•

licensing of our GroupAd platform on a managed and self-service basis,

•

sale of media and custom applications to drive engagement to our GroupAd programs, and

•

creation of custom programs for both large and small brands.

Overall, our revenues increased 251% for the third quarter of 2013 and 42% for the nine months ended September 30, 2013 as compared to the 2012 periods.

We launched our Social Reality Ad Exchange product in January 2013, and since its launch this product has consistently experienced growth rates. The quarter over quarter growth rates for this product were 290% and 155% for the second and third quarters of 2013, respectively. This growth can be attributed to the company’s continued sales efforts to establish long term relationships with publishing partners. While we cannot be certain that we will maintain this type of growth, we are optimistic about the recurring revenue from this product.

Cost of revenue

Our gross margins have changed during the 2012 and 2013 comparable periods as a result of the transition of our revenue model. Cost of revenue as a percent of revenue was 79% for the third quarter of 2013 compared to 32% for third quarter of 2012, and 71% for the nine months ended September 30, 2013 compared to 46% for nine months ended September 30, 2012. Cost of revenue consists of certain labor costs, payments to website publishers and others that are directly related to a revenue-generating event and project and application design costs. We become obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. These expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Approximately 99% of cost of revenue for the third quarter of 2013 and the nine months ended September 30, 2013 was attributable to payments to website publishers and others. We did not have comparable costs in the 2012 periods as a result of the different sources of revenues. The balance was attributable to labor costs and project and application design costs. We expect that our gross margins will remain in the range reported during 2013 in future periods.

Operating expense

Operating expense increased 80% for the third quarter of 2013 from the comparable period in 2012, and 18% for the nine months ended September 30, 2013 from the comparable period in 2012. Included in our operating expenses for both the three and nine months ended September 30, 2013 are significant amounts of non-cash expenses associated with stock based compensation. These amounts are related to costs associated with various consultants we have engaged to assist our company in its growth efforts. Certain of these non-cash expenses are being amortized over the lives of the contracts which extend into 2016. The balance of our other operating expenses includes salaries and general overhead expenses. These other operating expenses have decreased overall following the implementation of cost cutting measures to conserve our available cash during the transition of our revenue model. During 2012, in an effort to conserve our cash resources, Mr. Miglino and Ms. DeRuggiero, our executive officers, each agreed to a temporary reduction in their annual base salary to $60,000 until such time as we have sufficient cash resources to return their compensation to a level that is in line with the company’s revenue growth. During the fourth quarter of 2013 this amount was increased to $90,000.

We expect that our operating expenses will increase as our business grows and we devote additional resources towards promoting that growth, most notably reflected in anticipated increases in salaries for sales personnel and technical resources.

Interest expense

Interest expense in the three and nine months ended September 30, 2013 represents costs associated with the revolving credit facility from TCA Global Credit Master Fund, LP. We paid off the note and terminated this facility in October 2013. Accordingly, interest expense will decline in the fourth quarter of 2013.

Non-GAAP Financial Measures

We use Adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity based compensation. We use Adjusted EBITDA to measure our operations by excluding certain additional non-cash expenses. We believe the presentation of Adjusted net income (loss) and Adjusted EBITDA enhances our investors’ overall understanding of the financial performance of our business.

You should not consider Adjusted net income (loss) and Adjusted EBITDA as an alternative to net income (loss), determined in accordance with GAAP, as an indicator of operating performance. A directly comparable GAAP measure to Adjusted net income (loss) and Adjusted EBITDA is net income (loss). The following is a reconciliation of net income (loss) to Adjusted net income (loss) and Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(unaudited, in thousands)	2013	2012	2013	2012
Net income (loss)	$(830)	$(317)	$(1,484)	$(793)
plus:
Equity based compensation	486	21	579	81
Adjusted net income (loss)	$(344)	$(296)	$(905)	$(712)
Interest expense	147	—	313	—
Depreciation of property, plant and equipment	2	—	5	—
Adjusted EBITDA	$(195)	$(296)	$(587)	$(712)

2012 as compared to 2011

Revenues

Revenues decreased 38% for 2012 as compared to 2011. Included in revenues for 2012 were revenues of $200,000, representing approximately 18% of our total revenues, which are attributable to sales to a related party. We experienced a decrease in revenue and sales activity in the later part of the year as a few large advertising clients canceled or postponed their programs in 2012, as well as from the temporary disruption of time spent by our chief marketing officer on sale efforts due to personal matters.

Revenues from online advertising campaigns and programs to brand advertisers and advertising agencies and from sponsored and custom campaigns which are recognized on a gross basis totaled $1,113,700 and $1,160,579 for 2012 and 2011, respectively. These revenues have decreased year over year due to the factors reported in the previous paragraph. Absent these adverse factors, we expect that future sales will grow, as we have expanded our sales and marketing efforts and as our services and expertise become more widely known among advertisers and their agencies.

Revenues from our targeted online advertising campaigns and programs to brand advertisers and advertising agencies which are recognized on a net basis totaled $5,581 and $642,384 on a net basis for 2012 and 2011, respectively (based on gross billings of $11,732 and $1,080,140 for 2012 and 2011, respectively). Revenue from these net revenue sources has decreased as the nature of our advertising contracts has changed.

Revenue recognized on a net basis has been generated primarily from traditional banner advertising and social engagement ads. We expect that in the future most, if not all, of our revenue will be recognized on a gross basis, as our future payments to websites will not be based on billings collected.

Cost of Revenue

Cost of revenue decreased 27% for 2012 as compared to 2011. Cost of revenue as a percent of revenue was 56% for 2012 compared to 48% for 2011. Cost of revenue consists of certain labor costs, payments to website publishers and others that are directly related to a revenue-generating event and project and application design costs. We become obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement. Approximately 53% of cost of revenue for 2012 was attributable to payments to website publishers and others. The balance of our 2012 cost was attributable to labor costs and project and application design costs. Approximately 86% of our 2011 cost of revenue was attributable to payments to website publishers and others, with the balance attributable to labor costs and project and application design costs.

Operating Expenses

Operating expense increased 86% for 2012 as compared to 2011. Operating expenses as a percent of revenues were 156% for 2012 compared to 52% for 2011. Our operating expenses have increased year over year as our business has grown and as we pursue our business plan for growth in the future. Our primary increase has been in our continued investment in our software development team in connection with the development of a proprietary self-service social loyalty application. Of our primary operating expenses, compensation and related costs increased to approximately $808,000 in 2012 from approximately $394,000 in 2011, an increase of $414,000, or 105%. The increase results primarily from increased expenditures for sales and marketing activities. Professional fees and consulting expense increased to approximately $243,000 in 2012 from approximately $213,000 in 2011, an increase of $30,000, or 14%. This increase results primarily from fees incurred in connection with the registration of our Class A common stock for public resale. Travel, entertainment and other marketing expenses increased to approximately $287,000 in 2012 from approximately $150,000 in 2011, an increase of $137,000, or 91%. We have experienced across-the-board increases in substantially all of our other operating expenses as our business has grown from year to year. We expect that our operating expenses will increase as our business grows and we devote additional resources towards promoting that growth.

Liquidity and capital resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash. As of September 30, 2013 we had approximately $146,000 in cash and cash equivalents and a working capital deficit of $1,011,492, as compared to cash and cash equivalents of approximately $106,000 and a working capital deficit of $99,249 at December 31, 2012. Our principal sources of operating capital have been equity financings and, in February and June 2013, debt financing. Effective February 22, 2013, we entered into a senior secured revolving credit facility agreement which provided net proceeds of approximately $258,000. On June 11, 2013, we entered into an amended credit facility agreement which provided additional net proceeds of approximately $229,000. At September 30, 2013 our current availability under the facility was $550,000. During October 2013 we repaid all amounts due under this credit facility. Thereafter, we entered into a termination agreement whereby we terminated the credit facility agreement and redeemed certain shares of our Class A common stock which were issued as additional compensation to the lender. These subsequent events will positively impact our balance sheet in the fourth quarter of 2013.

Our accounts receivable has increased substantially at September 30, 2013 from December 31, 2012 and reflects both our increased revenues and the impact of the transition of our revenue model.

Net Cash Provided by Operating Activities

We used $217,190 of cash in our operating activities during the nine months ended September 30, 2013 compared to $592,518 used by our operating activities for the nine months ended September 30, 2012. The decrease in cash used in operating activities was primarily attributable to a decrease in net loss (after adjusting for non-cash expenses) and decreases in expenditures for prepayments, taxes and accounts payable and other liabilities, all partially offset by a decrease in net collections on accounts receivable.

We used $570,636 in cash for our operating activities during 2012 compared to generating $20,402 in cash from our operating activities for 2011. The decrease in cash from operating activities was primarily attributable to a net loss for the year ended December 31, 2012, compared to net income for the comparable period of 2011.

Net Cash Used in Investing Activities

We used $18,000 for the purchase of furniture and equipment during the nine months ended September 30, 2012, with no expenditures during the nine months ended September 30, 2013.

We used $18,000 for the purchase of furniture and equipment during 2012, with no expenditures during 2011

Net Cash Provided by Financing Activities

During the nine months ended September 30, 2013 we received $486,425 in cash from financing activities during the period from the proceeds of a credit facility. We paid costs of $36,162 related to this facility and repaid $178,703 of the revolving credit facility. We also paid costs of $14,539 related to the sale of our securities that occurred in October 2013. During the nine months ended September 30, 2012 we received $472,959 in cash from financing activities from the sale of equity interests.

We received $472,959 in cash from financing activities during 2012 from the sale of equity interests, with $300,000 received from the sale of equity interests during 2011. We also made distributions to members aggregating $110,000 in 2011.

Critical accounting policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and accounts receivable allowances. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 1 to our audited financial statements for 2012 and 2011 appearing elsewhere in this prospectus.

Recent accounting pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Off balance sheet arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

OUR BUSINESS

We develop platforms that automate the digital advertising market. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•

sales of media inventory owned by our publishing partners on real-time bidding, or RTB, exchanges;

•

licensing of our GroupAd platform on a managed basis;

•

sale of media to drive engagement to our GroupAd programs; and

•

creation of custom programs for large brands.

SRAX – Real Time Bidding sell side representation. Our technology assists publishers in delivering their media inventory to the RTB exchanges. An RTB exchange is a new method of selling and buying online display advertising in real time, one ad impression at a time, utilizing computer algorithms to automatically buy and sell ads in real-time. A certain user visits a website with one displayed advertising. Our tools provide reporting to these publishers about the sales of their media inventory on theses exchanges. We believe that our tools assist publishers in maximizing the revenue they generate. We contract with web and mobile publishers to sell their media inventory on the RTB exchanges. This consists of contacting the publishers and having the publisher sign up on our portal to become one of our publishing partners. Once the publisher signs up, the traffic they deliver is evaluated by us for fraud potential; once the site is approved, we provide the publisher with technology that allow us to deliver advertising to their approved sites or applications. This includes providing the partner with technology from our advertising server that they then place onto their webpage. This “tag” allows us to fill advertising space on the publisher’s website when we have an advertiser that would like to buy the space. Our platform presents all of the media inventory from our publishing partners to many different buyers at the same time, and then those buyers have the ability to bid on the inventory. Our system then takes the highest price offered and sells the space to that bidder. The price that advertisers are willing to pay for any specific placement is determined in real time and we seek to deliver the highest paid ad at any given time.

GroupAd. GroupAd is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. GroupAd allows brand marketers to select from a number of pre-created applications, and then launch these applications on their social media sites. GroupAd also provides an online loyalty program that rewards users for being brand advocates, and it allows brands to identify who their brand advocates are and then provide the brands the tools to communicate and reward the advocates. Generally, a brand advocate is a customer who talks favorably about a brand or product, and then passes on positive word-of-mouth messages about the brand to other people. This platform is currently provided on a managed basis, whereby large advertisers and their agencies contract with us to manage their programs utilizing the GroupAd technology, and on a self-service basis that allows both large and small brands to launch programs on their own, and manage these programs accordingly. We generate revenue from GroupAd from brands who license the platform from us to deliver a social media application, and in some cases a loyalty application as well. These fees are paid on a monthly basis and are recurring in nature for as long as the brand is utilizing the platform. The amount that a brand pays for the platform is calculated by the number of social media followers they have on different social networks.

Social Reality Innovations. It is generally recognized that brands need new and innovative programs to stay ahead of the market. Our innovation group works with the world’s largest brands such as Sears, Macy’s, Toyota, Novartis and others to develop mobile and social applications that become the standard for the market. One example is the 2013 launch of the Toyota Halftime Handoff applications where users select a number of charities to receive a donation from Toyota. Another is the 2013 launch of the Macy’s build your apartment program, where users had the ability to build a virtual apartment in New York, Los Angeles and Chicago. These applications are a breeding ground for those applications that are then added to the GroupAd platform. We generate our revenue in this unit through the creation of custom programs. This includes conceptualizing, launching and managing these programs. Our fees are typically paid up front for these services. We also provide media services from this unit which include buying media on websites and Facebook to drive engagements to our custom built programs and to our GroupAd programs.

Marketing and sales

We market our services through our in house sales team, which is divided into two distinct activities. One group is responsible for brand advertisers and the other is responsible for publisher acquisition and management. Our in house marketing is focused on social media, including Facebook, LinkedIn and Twitter, public relations (PR), industry events and the creation of white papers which assist in our marketing efforts and are used as lead generation tools for our sales team. We also attend industry specific events such as AdTech, Saleforce annual events and local events in Los Angeles and New York.

We do not generate our own media inventory nor do we currently own or operate websites that drive traffic to our marketing campaigns. We rely on our publishing partners to provide the media inventory that we sell and use to promote our marketing campaigns as well as assist in driving user traffic to these campaigns. We target publishers with over 2 million monthly active users, which we refer to as MAUs, and also with specific demographic profiles that are of interest to our advertising partners. In the aggregate, our publishing partners represent approximately 500 million MAUs.

We compensate our publishers either on a cost per thousand, or CPM, basis and/or cost per engagement, or CPE, basis. Under the CPM structure, our publishers get paid a specified amount of money for every time banner advertisement related to one of our campaigns appears on their website or Facebook application. Under the CPE structure, our publishers get paid a specific amount of money every time a user engages in a specific activity such as watching a video. In selecting our publishing partners, we focus on traffic and qualified demographics.

We sell our services to direct marketers, brand advertisers and advertising agencies that service these brands. We assist these customers with establishing, managing and/or expanding their presence on social media sites and Facebook applications. The services which we offer our customers include conceptualization of social media campaigns, the implementation and management of these campaigns and the underlying reporting needed to measure the success of the campaign. We also provide distribution of the campaigns we create through our publishing partners. In connection with these activities, we measure the effectiveness of the campaigns through a variety of predefined key performance indicators, or KPI, of each individual program. We also assist in managing and optimizing these campaigns by consistently monitoring the KPI in relation to each of our publishing partners’ sites in order to achieve the greatest value for our advertisers. Our advertisers typically retain our services on a campaign by campaign basis.

Intellectual property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information

Competition

We operate in a highly competitive environment. Our competitors include companies who focus on the RTB market and companies that are focused on providing social media applications on a managed and self-service basis. We believe we compete based on both our ability to assist our customers to obtain the best available prices as well as our excellent customer service. The barrier to entry to our industry is low. We believe that in the future we will face increased competition from these companies as their expand operations as well as new entrants to our industry. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than our company. No assurance can be given that increased competition will not have an adverse effect on our company.

Government Regulation

Aspects of the digital marketing and advertising industry and how our business operates are highly regulated. We are subject to a number of domestic and, to the extent our operations are conducted outside the U.S., foreign laws and regulations that affect companies conducting business on the Internet and through other electronic means, many of which are still evolving and could be interpreted in ways that could harm our business. In particular, we are subject to rules of the Federal Trade Commission, or FTC, the Federal Communications Commission, or FCC, and potentially other federal agencies and state laws related to our advertising content and methods, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which establishes certain requirements for commercial electronic mail messages and specifies penalties for the transmission of commercial electronic mail messages that follow a recipient’s opt-out request or are intended to deceive the recipient as to source or content, federal and state regulations covering the treatment of member data that we collect from endorsers.

U.S. and foreign regulations and laws potentially affecting our business are evolving frequently. We currently have not developed our internal compliance program nor do we have policies in place to monitor compliance. Instead, we rely on the policies of our publishing partners. If we are unable to identify all regulations to which our business is subject and implement effective means of compliance, we could be subject to enforcement actions, lawsuits and penalties, including but not limited to fines and other monetary liability or injunction that could prevent us from operating our business or certain aspects of our business. In addition, compliance with the regulations to which we are subject now or in the future may require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our services. Any such action could have a material adverse effect on our business, results of operations and financial condition.

The FTC adopted Guides Concerning the Use of Endorsements and Testimonials in Advertising on October 5, 2009. These guides recommend that advertisers and publishers clearly disclose in third-party endorsements made online, such as in social media, if compensation was received in exchange for said endorsements. Because some of our marketing campaigns entail the engagement of consumers to refer other consumers in their social networks to view adds or take action, and both we and the consumer may earn cash and other incentives, any failure on our part to comply with these guides may be damaging to our business. We are currently do not take any steps to monitor compliance with these guides. In the event of a violation, the FTC could potentially identify a violation of the guides, which could subject us to a financial penalty or loss of endorsers or advertisers.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of user data. Any failure by us to comply with these privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

We generally only receive user data authorized through the Facebook user API. Access to such information, in addition to being limited in scope by Facebook policies and procedures, requires the affirmative authorization of the participating user, as stipulated by Facebook. In the event of a campaign, we post a privacy policy and user agreement, which describe the practices concerning the use, transmission and disclosure of member data in connection with such campaign. Any failure by us to comply with our privacy policy and user agreement could result in proceedings against us by users, customers, governmental authorities or others, which could harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the United States Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this Act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

The CARD Act, as well as the laws of most states, contains provisions governing product terms and conditions of gift cards, gift certificates, stored value or prepaid cards or coupons. The CARD Act and its implementing regulations concerning prepaid cards or coupons located in Regulation E are administered by the Consumer Financial Protection Bureau, which was formed as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Our users communicate across social and/or web-based channels. These communications are governed by a variety of U.S. federal, state, and foreign laws and regulations. In the United States, the CAN-SPAM Act establishes certain requirements for the distribution of “commercial” email messages for the primary purpose of advertising or promoting a commercial product, service, or Internet website and provides for penalties for transmission of commercial email messages that are intended to deceive the recipient as to source or content or that do not give opt-out control to the recipient. The FTC is primarily responsible for enforcing the CAN-SPAM Act, and the U.S. Department of Justice, other federal agencies, state attorneys general, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

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prohibiting false or misleading email header information;

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prohibiting the use of deceptive subject lines;

•

ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request;

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requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively assented to receiving the message; and

•

requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act preempts most state restrictions specific to email marketing. However, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult content or content regarding harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email senders who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

With respect to text message campaigns, for example, the CAN-SPAM Act and regulations implemented by the FCC pursuant to the CAN-SPAM Act, and the Telephone Consumer Protection Act, also known as the Federal Do-Not-Call law, among other requirements, prohibit companies from sending specified types of commercial text messages unless the recipient has given his or her prior express consent. We, our users and our advertisers may all be subject to various provisions of the CAN-SPAM Act. If we are found to be subject to the CAN-SPAM Act, we may be required to change one or more aspects of the way we operate our business.

If we were found to be in violation of the CAN-SPAM Act, other federal laws, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our users or any determination that we are directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our reputation and our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

At January 27, 2014 we had 52 full-time employees. There are no collective bargaining agreements covering any of our employees.

Our offices

We lease our principal executive offices from an unrelated third party under a sublease agreement terminating on December 31, 2014 at an annual amount of $34,200.

Our history

We were originally organized in August 2009 as a California limited liability company under the name Social Reality, LLC, and we converted to a Delaware corporation effective January 1, 2012. Social Reality, LLC began business in May, 2010. Upon the conversion, we changed our name to Social Reality, Inc.

Legal proceedings

We are not a party to any pending or threatened litigation.

MANAGEMENT

The following table provides information on our executive officers and directors:

Name	Age	Positions
Christopher Miglino	44	Chief Executive Officer, Chief Financial Officer and Director
Erin DeRuggiero	37	Chief Marketing Officer, Director
Kristoffer Nelson	35	Executive Vice President, Revenues and Operations
Marc Savas	43	Director
Malcolm Casselle	45	Director

Christopher Miglino. Since co-founding our company in April 2010, Mr. Miglino has served as our Chief Executive Officer, Chief Financial Officer and a member of our Board of Directors. Mr. Miglino, who has over 15 years of experience running various advertising companies, oversees all of our affairs. Some of the companies Mr. Miglino has helped launch programs for include Diet Coke, Bank of America, Nestle, General Mills, HBO, National Geographic, Target, Aflac, and Bayer. In addition, from August 2008 until March 2010, Mr. Miglino was CEO of the Lime Ad Network, a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where his responsibilities included management of interactive and innovative advertising programs for 250 green and socially conscious websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. Since 2004, Mr. Miglino has served as a board member for Golden Bridge Yoga in Los Angeles, a studio that encompasses over 20,000 square feet of yoga spaces including a restaurant.

Erin DeRuggiero. Ms. DeRuggiero has served as our Chief Marketing Office and a member of our Board of Directors since co-founding our company in April 2010. Ms. DeRuggiero, who has over 14 years of experience in advertising, sales and business development, is responsible for digital media sales and strategy. In addition, from January 2009 until March 2010, Ms. DeRuggiero was Vice President Sponsorships & Digital Strategy for Lime Ad Network., a subsidiary of Gaiam, Inc. (Nasdaq: GAIA), where her responsibilities included digital sales and publisher strategies. Additionally, from December, 2006 until January 2009, Ms. DeRuggiero was Chief Revenue Officer for JGG Consulting, a sales and new business development consultancy she founded, where her responsibilities included brand and digital retail partnerships for companies including Crocs, Inc.

Kristoffer Nelson. Mr. Nelson has served as our Executive Vice President Revenue and Operations since June 2012. He has been employed by our company since September 2011, serving as Director of Business Development (September 2011 until January 2012) and Executive Vice President Publisher Relations (January 2012 until June 2016) before being named to his current position. Prior to joining our company, Mr. Nelson served as a project manager for Living Full Blast, Inc. from August 2009 until December 2010 and President of Krama Consulting & Development from January 2004 until August 2009. Mr. Nelson attended Kings College and Seminary, Van Nuys, California from 1998 until 2000 and West Los Angeles College from 2000 until 2003. He also attended the Leadership Institute of Seattle through Pacific Integral from 2006 until 2008.

Marc Savas. Mr. Savas has been a member of our Board of Directors since January 1, 2012. Mr. Savas has over 15 years of experience in management and sales consulting and six years of experience in real estate easement acquisitions. Since January 2007 he has served as CEO of Living Full Blast, Inc., overseeing business development and consulting for numerous companies and putting together sales teams for such companies. In addition, from January 1998 until January 2006, Mr. Savas was also CEO for Unfair Advantage Inc., where he conducted 118 management consulting projects, many of which were created using programs that his company had designed. Additionally, from January 2005 until January 2009, Mr. Savas was the national Vice President of Business Development for Connexion Technologies where he built national teams of qualified individuals to effectively secure easements from large real estate owners in order to build telecommunication systems through their properties.

Malcolm Casselle. Mr. Casselle has been a member of our Board of Directors since August 16, 2013. Since January 2013 Mr. Casselle has been Chief Executive Officer of MediaPass, a Los Angeles, CA-based provider of premium subscription services for publishers. He has also served as a director of Capital Union Investments since 2006. From December 2011 until October 2012, Mr. Casselle was Chief Executive Officer of Xfire, Inc., a social network for core video game players, and from January 2011 until November 2011 he was Regional Manager Eastern China for Gaopeng Groupon Tencent China, Groupon’s joint venture partner in China, where he oversaw sales, marketing for Shanghai and much of eastern China. Mr. Casselle began his career as IT Director of Schroeder Securities (Japan) Ltd. (January 1991 to November 1992) and thereafter served as a reality developer for Morphy’s Outpost, Inc. (1994 to 1995), Chief Operating Officer and Chief Technology Officer of NetNoir, an AOL funded startup he co-founded (September 1994 to June 1998) and Senior Vice President of PCCW, a Hong Kong-based telecommunications company (June 1998 to August 2002). Mr. Casselle has also served as a director of a number of companies, including Xing Zhi Education Ltd./Holo PGP, an educational software platform business (January 2008 until May 2011), GlobalCast Networks (December 2005 until November 2008) and Original Quinton (November 2003 to June 2005). Mr. Casselle received a B.S. in Computer Science from the Massachusetts Institute of Technology in 1991 and an M.S. in Computer Science from Stanford University in 1994.

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Director qualifications, committees of our board of directors and the role of our board in risk oversight

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that our board of directors to conclude that the individual should be serving as a director of our company.

Christopher Miglino – Mr. Miglino’s experience operational experience in our company as well as his professional experience in our business sector were factors considered by the Board.

Erin DeRuggiero – Ms. DeRuggiero’s advertising, sales and business development experience in digital based companies and her role as a founder of our company were factors considered by the Board.

Marc Savas – Mr. Savas’ management consulting and operational experience were factors considered by the Board.

Malcolm Casselle – Mr. Casselle’s entrepreneurial background and experience as a Board member for other companies were factors considered by the Board.

In addition to the each of the individual skills and backgrounds described above, the Board also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Mr. Miglino as both our Chief Executive Officer and as one of the four members of our board of directors. We do not have any independent directors. The business and operations of our company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our company faces. As our company grows, we expect to expand our board of directors to include independent directors.

We have not established any committees of comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by board of directors as a whole. We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•

understands generally accepted accounting principles and financial statements,

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•

understands internal controls over financial reporting, and

•

understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including liquidity risk, operational risk, strategic risk and reputation risk. Mr. Miglino serves as both our Chief Executive Officer and as one of the four members of our board of directors. Messrs. Savas and Casselle are considered independent directors, but neither is considered a “lead” independent director. The business and operations of our company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our company faces. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole, has responsibility for the oversight of risk management. In their roles and as independent directors, Messrs. Savas and Casselle meets regularly with management to discuss strategy and risks we face and to address any questions or concerns he may have on risk management and any other matters.

Code of Ethics and Conduct

We have adopted a Code of Ethics and Conduct which applies to our board of directors, our executive officers and our employees. The Code of Ethics and Conduct outlines the broad principles of ethical business conduct we adopted, covering subject areas such as:

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conflicts of interest,

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corporate opportunities,

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public disclosure reporting,

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confidentiality,

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protection of company assets,

•

health and safety,

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conflicts of interest, and

•

compliance with applicable laws.

A copy of our Code of Ethics and Conduct is available without charge, to any person desiring a copy, by written request to us at our principal offices at 456 Seaton Street, Los Angeles, CA 90013.

Director compensation

Pursuant to the terms of our non-executive director compensation policy, non-employee directors will be entitled to the following compensation for service on our Board:

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Inducement/First Year Grant. Upon joining the Board, individual will receive options to purchase 15,000 shares of our Class A common stock which will be granted under our 2012 Equity Compensation Plan. The options vest immediately upon appointment to the Board;

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Annual Grant. Subject to stockholder rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 12,000 shares of our Class A common stock which will vest quarterly during the grant year; and

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Exercise Price and Term. All options issued pursuant to the our 2012 Equity Compensation Plan will have an exercise price equal to the fair market value of our Class A common stock at close of market on the grant date and the option term will be for a period of five years from the grant date.

The following table provides information on director compensation paid by us 2013:

	Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Marc Savas	-	-	17,038	-	-	-	17,038
Malcolm Casselle	-	285,000	-	-	-	-	285,000

———————

(1)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to directors during 2013, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 3 of the notes to our unaudited financial statements for the period ended September 30, 2013 appearing later in this prospectus.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two years for:

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our principal executive officer or other individual serving in a similar capacity,

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our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2013 as that term is defined under Rule B-7 of the Securities Exchange Act of 1934, and

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up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2013.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Christopher Miglino,	2013	68,000	-	-	-	-	-	-	68,000
Chief Executive Officer and Chief Financial Officer	2012	170,000	-	-	-	-	-	-	170,000

Kristoffer Nelson,	2013	71,522	-	547,500	13,754	-	-	-	632,776
Executive Vice President – Revenues and Operations	2012	112,849	-	81,110	-	-	-	-	193,959

———————

(1)

The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options, computed in accordance with ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 3 of the notes to our unaudited financial statements for the period ended September 30, 2013 appearing later in this prospectus.

Employment agreements and how the executive’s compensation is determined

As described below, we have entered into employment agreement with our Chief Executive Officer and Chief Marketing Officer which provide the compensation arrangements with these individuals. We have not engaged a compensation consultant or other consultant performing similar functions to advise our company on compensation arrangements for our executive officers and directors. These agreements were approved by our board of directors of which both our Chief Executive Officer and Chief Marketing Officer are members. Accordingly, they have the substantially the ability to set their own compensation as well as annual and discretionary bonuses. While we believe that the terms of these agreements are fair to our company, as they were not negotiated on an arm’s length basis there are no assurances that more favorable terms could not be reached with a third party.

In connection with Mr. Miglino’s and Ms. DeRuggiero’s employment, we have entered into each of these following agreements with these individuals:

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an employment agreement;

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a proprietary information, inventions and competition agreement; and

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an indemnification agreement.

Employment Agreements

We employ Christopher Miglino as our Chief Executive Officer and Erin DeRuggiero as our Chief Marketing Officer, each for a term of four years pursuant to employment agreements entered into on January 1, 2012. The terms of these agreements are identical. The employment agreement automatically renews for successive two year terms unless either party provides notice of non-renewal not later than three months before the conclusion of the then current term. As compensation for their services, each of Mr. Miglino and Ms. DeRuggiero receives a base salary of $192,000 which is subject to an annual review. During 2012, in an effort to conserve our cash resources, Mr. Miglino and Ms. DeRuggiero each agreed to a temporary reduction in their annual base salary to $60,000, which was increased to $90,000 during the fourth quarter of 2013. They have each agreed to accept this reduced compensation until such time as we have sufficient cash resources to return their compensation to the contracted levels.

In addition, each executive is eligible to receive an annual bonus based upon the achievement of certain to-be-established goals fixed by the Board, which is payable in cash or non-cash compensation as determined by the Board, as well as a discretionary bonus as determined by the Board. The executive is entitled to participate in all benefit plans we may offer, up to 45 days of paid vacation annually and reimbursement for out-of-pocket expenses incurred in furtherance of our business.

The employment agreement may be terminated upon the death of the executive, by us with or without cause or by the executive with or without good reason. In the event of a termination as a result of the death of the executive, by the executive without good reason, or by us for cause, we are obligated to pay:

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the portion of the executive’s base salary which has been accrued prior to termination but which has not yet been paid;

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to the extent required by law, an amount equal to the value of the executive’s accrued but unused vacation days,

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the amount of any expenses properly incurred by the executive but which have not yet been reimbursed,

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the amount of any annual bonus related to the most recently completed fiscal year if not already paid, and providing the termination is not by us for cause,

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any accrued but unused vacation days, and

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any discretionary bonus previously awarded if not already paid and providing that the termination is not by us for cause.

We refer to these amounts as the “Accrued Obligations.” In addition, should we terminate the executive’s employment as a result of the executive’s disability, we are also obligated to pay the executive an amount equal to 24 months’ of the executive’s then base salary in addition to the Accrued Obligations. All such amounts are due promptly following termination.

If we should terminate the executive’s employment without cause, or the executive terminates for good reason, in addition to the Accrued Obligations we are obligated to pay the executive a total amount equal to 24 months of the executive’s then current base salary, payable in accordance with our usual payroll practices, and continue to provide medical coverage for the executive and his or her family, subject to the executive’s payment of a premium co-pay. In addition, the portion of any unvested or restricted securities then held by the executive will vest and become immediately exercisable on the termination date.

For the purposes of the employment agreement, “cause” generally means:

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intentionally committing an unlawful act that materially harms us,

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gross negligence or willful failure or refusal to follow Board directives,

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conviction of, or a guilty plea, to a felony or commitment of any act involving moral turpitude,

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a breach of any material provision of the employment agreement, or any nondisclosure or noncompetition agreement, including the hereinafter described proprietary information, inventions and competition agreement, or

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a breach of any material provision of our Code of Ethics and Conduct.

For the purposes of the employment agreement, “good reason” generally means:

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change in the principal location at which the executive performs duties for us of more than 40 miles without the executive’s consent, or

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material change in the executive’s authority, functions, duties or responsibilities.

Proprietary Information, Inventions and Competition Agreement

We are a party to a proprietary information, inventions and competition agreement with each of Mr. Miglino and Ms. DeRuggiero. This agreement requires them to maintain the confidentiality of our intellectual property as well as the assignment of any inventions made by them during their employment.

Indemnification Agreement

We are also a party to an indemnification agreement with each of Mr. Miglino and Ms. DeRuggiero which provides for the indemnification and defense of them in the event of litigation, to the fullest extent permitted by law.

Outstanding equity awards at fiscal year-end

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2013:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Christopher Miglino	-	-	-	-	-	-	-	-	-

Kristopher Nelson	-	50,000	-	1.00	1/1/18	-	-	-	-
	-	-	-	-	-	66,667	216,001	-	-
	-	-	-	-	-	25,000	81,000	-	-
	-	-	-	-	-	458,334	1,485,002	-	-

Limitation on liability

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2012 we reported revenues of $200,000 from Alter Egoes LLC, an entity controlled by Moises Investment Group, then a principal stockholder of our company. Sales to this company were made upon the same terms and conditions as sales to unrelated third parties. At December 31, 2012 Alter Egoes LLC, owed us $0.

On October 29, 2013 we entered into a consulting agreement with Siskey Capital, LLC pursuant to which we engaged the company to provide certain consulting services to us. As compensation, we issued the consultant 150,000 shares of our Class A common stock and 35,000 shares of our Series 1 Preferred Stock valued at $500,000. Siskey Capital, LLC is an affiliate of Carolina Preferred Investment Investments, LLC, a principal stockholder of our company.

Director independence

Mr. Savas and Mr. Casselle are each considered “independent” within the meaning of meaning of Rule 5605 of the NASDAQ Marketplace Rules.

PRINCIPAL STOCKHOLDERS

At January 28, 2014, we had 20,880,462 shares of our Class A common stock issued and outstanding which is our only class of voting securities. The following table sets forth information regarding the beneficial ownership of our Class A common stock as of January 28, 2014 by:

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each person known by us to be the beneficial owner of more than 5% of our Class A common stock;

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each of our directors;

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each of our named executive officers; and

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our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 456 Seaton Street, Los Angeles, CA 90013. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our Class A common stock outstanding on that date and all shares of our Class A common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Class A common stock owned by them, except to the extent that power may be shared with a spouse.

	Class A Common Stock
Name and Address of Beneficial Owner	Shares	%
Christopher Miglino	5,500,000	26.3%
Erin DeRuggiero	3,500,000	16.8%
Kristoffer Nelson (1)	658,333	3.1%
Marc Savas (2)	27,000	≤1%
Malcolm Casselle (3)	300,000	1.4%
All directors and executive officers as a group (four persons) (1) (2) (3)	9,985,333	47.6%
Steve Antebi (4)	1,300,000	6.0%
Todd D. Beddard (5)	1,966,000	9.3%
Moises Investment Group (6)	1,427,180	6.8%
Steve Emerson (7)	1,650,000	7.9%

———————

(1)

Includes 412,501 shares of our Class A common stock which were granted, subject to vesting, under a restricted stock award, and options to purchase 16,667 shares of our Class A common stock at an exercise price of $1.00 per share, but excludes 33,334 shares of Class A common stock subject to unvested restricted stock grants and 33,333 shares of Class A common stock underlying the option which have not yet vested.

(2)

Includes options to purchase 15,000 shares of our Class A common stock at an exercise price of $0.8111 per share which expire in February 2017 and options to purchase 12,000 shares of our Class A common stock at an exercise price of $1.00 per share which expire in February 2018, but excludes options to purchase an additional 50,000 shares of our Class A common stock which have not yet vested.

(3)

We granted Mr. Casselle these shares as compensation for his services to us upon joining our board of directors. Mr. Casselle’s ability to sell our Class A common stock is limited by the terms of the grant to him in that he may sell, transfer, assign, hypothecate or otherwise dispose of, which we refer to as a Disposition, at any one time is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero, executive officers and directors of our company.

(4)

Includes 860,000 shares of Class A common stock issuable upon the conversion of 86,000 shares of Series 1 Preferred Stock. The ability of Mr. Antebi to enter into a Disposition of either shares of our Class A common stock and/or Series 1 Preferred Stock, including the shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero, executive officers and directors of our company. The number of shares of Class A common stock excludes shares held in the name of Thomas-Antebi Partners. Mr. Antebi’s address is 1550 Fontenelle Way, Los Angeles, CA 90077.

(5)

Includes:

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1,466,000 shares of our Class A common stock owned by Carolina Preferred Technology Investments, LLC,

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150,000 shares of our Class A common stock owned by Siskey Capital, LLC, and

•

350,000 shares of our Class A common stock issuable upon the conversion of 35,000 shares of our Series 1 Preferred Stock owned by Siskey Capital, LLC.

Mr. Beddard is the Chief Operating Officer of Siskey Capital, LLC. Siskey Industries, LLC, a North Carolina limited liability company, is the managing member of Carolina Preferred Technology Investments, LLC. Mr. Beddard is the Chief Operating Officer of Siskey Industries, LLC. In his capacity as Chief Operating Officer, Mr. Beddard may be deemed to be the beneficial owner of the shares owned by Siskey Capital, LLC and Carolina Preferred Technology Investments, LLC as he may direct the vote and disposition of the shares owned by Siskey Capital, LLC and Carolina Preferred Technology Investments, LLC; however, he disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. The ability of Siskey Capital, LLC to enter into a Disposition of shares of our Series 1 Preferred Stock, including the shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, is limited to an amount which is pari passu to any Disposition of Class A common stock by either Mr. Miglino and/or Ms. DeRuggiero, executive officers and directors of our company. Mr. Beddard’s address is 4521 Sharon Road, Suite 450, Charlotte, NC 28211.

The number shares excludes 733,000 shares of Class A common stock issuable upon the possible exercise of Class A warrants. Under the terms of the warrants, a holder may not exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to us.

(6)

Moises Investment Group’s address is 479 N. Rodeo Drive, Suite 300, Beverly Hills, CA 90210.

(7)

Includes:

•

150,000 shares of our Class A common stock owned by Mr. Emerson,

•

150,000 shares of our Class A common stock owned by Emerson Family Foundation,

•

150,000 shares of our Class A common stock owned by Emerson Partners,

•

600,000 shares of our Class A common stock owned by J. Steven Emerson Roth IRA, and

•

600,000 shares of our Class A common stock owned by J. Steven Emerson Roth IRA Rollover II.

Mr. Emerson has voting and dispositive control over securities held of record by the Emerson Family Foundation, Emerson Partners and his retirement accounts. The number of shares beneficially owned by Mr. Emerson excludes an aggregate of 8250,000 shares of our Class A common stock issuable upon the possible exercise of Class A warrants owned by Mr. Emerson and these entities. Under the terms of the warrants, a holder may not exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to us. Mr. Emerson’s address is 1522 Ensley Drive, Los Angeles, CA 90024

Securities authorized for issuance under equity compensation plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plans approved by our stockholders:	1,527,666	$1.04	1,472,334
Plans not approved by stockholders:	-	-	-

2012 Equity Compensation Plan

In January 2012, our board of directors and stockholders authorized the 2012 Equity Compensation Plan, which we refer to as the 2012 Plan, covering 3,000,000 shares of our Class A common stock. The purpose of the 2012 Plan is attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of our company’s business. The 2012 Plan is administered by our board of directors. Plan options may either be:

•

incentive stock options (ISOs),

•

non-qualified options (NSOs),

•

awards of our Class A common stock,

•

stock appreciation rights (SARs),

•

restricted stock units (RSUs),

•

performance units,

•

performance shares, and

•

other stock-based awards.

Any option granted under the 2012 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding Class A common stock must not be less than 110% of fair market value on the date of the grant. The plan further provides that with respect to ISOs the aggregate fair market value of the Class A common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2012 Plan is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Class A common stock, no more than five years after the date of the grant. The terms of grants of any other type of award under the 2012 Plan is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

DESCRIPTION OF SECURITIES

Our authorized capital is 250,000,000 shares of Class A common stock, par value $0.001 per share, 9,000,000 shares of Class B common stock, par value $0.001 per share and 50,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 200,000 shares have been designated as Series 1 Preferred Stock. At January 28, 2014, there were 20,880,462 shares of our Class A common stock, no shares of our Class B common stock and 121,000 shares of our Series 1 Preferred Stock outstanding.

Common stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, and vote together with the holders of our Class B common stock as one class. Holders of common Class A common stock do not have cumulative voting rights. Holders of Class A common stock are entitled to share in all dividends that the board of directors, in its discretion, declares on our common equity from legally available funds. If such dividends are in the form of stock, the Class A common stockholder holders will receive shares of our Class A common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share of Class A common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over either class of our common stock.

Holders of Class A common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Class A common stock. The rights of the holders of Class A common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

Class B common stock

Holders of our Class B common stock are entitled to 10 votes for each share on all matters submitted to a stockholder vote, and vote together with the holders of our Class A common stock as one class. Holders of common Class B common stock do not have cumulative voting rights. Holders of Class B common stock are entitled to share in all dividends that the board of directors, in its discretion, declares on our common equity from legally available funds. If such dividends are in the form of stock, the Class B common stockholder holders will receive shares of our Class B common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share of Class B common stock entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over either class of our common stock.

Each share of Class B common stock is convertible into one share of Class A common stock upon the following occurrences:

•

at the option of the holder;

•

upon the “transfer” of the share; and

•

upon the death of the stockholder.

Our certificate of incorporation defines “transfer” of the Class B common stock to mean the sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition of the shares, or any legal or beneficial interest in the shares, whether voluntary or involuntary. “Transfer” also is deemed to mean transfer to a broker or other nominee (regardless or not if there is a corresponding change in beneficial ownership), or the transfer of or entering into a binding agreement relating “voting control,” by proxy or otherwise. “Voting control” means the power, direct or shared, to control the voting or disposition of the stock. Class B common stockholder are permitted to take certain actions which are not considered a “transfer” of the shares, including:

•

granting a proxy over such shares to an officer or director of our company at the request of our board of directors in connection with any manner to be considered at a meeting of our stockholders;

•

entering into a voting trust agreement with holders who are also Class B common stockholders providing the agreement does not exceed a term of one year, is terminable at the holder’s option at any time, and does not involve the payment of any consideration; and

•

pledging the shares pursuant to a bona fide loan or indebtedness transaction; provided, however, that if the shares are foreclosed upon in connection with this transaction, such foreclosure will be deemed to be a transfer of the shares and subject to automatic conversion as described above.

Class B common stockholders are permitted to transfer the shares to and from “permitted entities, “ which are generally considered to be trusts and retirement accounts for the benefit of the Class B stockholder or one over which such holder exercises voting and dispositive control, and controlled corporations. In the event the Class B common stockholder no longer controls these entities, each share automatically converts into one share of Class A common stock. Each share of Class B common stock also automatically converts into one share of Class A common stock upon the death of the holder.

Holders of Class B common stock have no preemptive or other subscription rights, and there are no redemption provisions for the Class B common stock. The rights of the holders of Class B common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

All 9,000,000 shares of Class B common stock were originally held by Mr. Miglino and Ms. DeRuggiero, executive officers and directors who founded our company. In October 2013 they converted their shares of Class B common stock into Class A common stock pursuant to its terms.

Preferred stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

On August 16, 2013, the board of directors approved a Certificate of Designations, Rights and Preferences pursuant to which it designated a series consisting of 200,000 shares of our blank check preferred stock as Series 1 Preferred Stock. The designations, rights and preferences of the Series 1 Preferred Stock are as follows:

•

each share has a stated and liquidation value of $0.001 per share;

•

the shares do not pay any dividends, except as may be declared by our board of directors, and are not redeemable;

•

the shares do not have any voting rights, except as may be provided under Delaware law;

•

each share is convertible into 10 shares of our Class A common stock, subject to customary anti-dilution provisions in the event of stock splits, recapitalizations and similar corporate events; and

•

the number of shares of Series 1 Preferred Stock, as well as the number of shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, that a holder may enter into a Disposition for at any one time shall be limited to an amount which is pari passu to any Disposition of Class A common stock by either Christopher Miglino and/or Erin DeRuggiero, executive officers and directors of our company. Notwithstanding anything contained in the designations, the holder of Series 1 Preferred Stock is not obligated to make any Dispositions of Series 1 Preferred Stock or Class A common stock issued upon the conversion of Series 1 Preferred Stock.

Special approval for change in control transactions

Our certificate of incorporation provides that in the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•

A majority of the voting power of our outstanding capital stock; and

•

60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Transfer agent

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, OR 97214.

SELLING SECURITY HOLDERS

At January 28, 2014 we had 20,880,462 shares of our Class A common stock issued and outstanding. This prospectus relates to periodic offers and sales of up to 9,111,571 shares of our Class A common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which underlie outstanding warrants held by the selling security holders, including:

•

6,438,668 shares which are presently outstanding;

•

2,623,970 shares issuable upon the possible exercise of warrants with an exercise price of $1.00 per share; and

•

48,933 shares issuable upon the possible exercise of warrants with an exercise price of $2.00 per share.

The following table sets forth:

•

the name of each selling security holder,

•

the number of common shares owned, and

•

the number of Class A common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our stockholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Under the terms of the warrants, a selling security holder may not exercise the warrants to the extent such conversion or exercise would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to us. The number of shares in the first column does not reflect this limitation.

Name of selling security holder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering
Carolina Preferred Technology Investments, LLC (1)	2,199,000	2,199,000	0	0
H. Leigh Severance and Sharon M. Severance (2)	90,000	90,000	0	0
Steve Ossello (3)	223,356	223,356	0	0
Chris Wrolstad (4)	231,791	231,791	0	0
Harold R. Madison (5)	183,949	183,949	0	0
Rachel Brandt (6)	75,000	75,000	0	0
Hassayampa Investment Corp. Pension Plan (7)	45,000	45,000	0	0
Raymond Burke Berendes (8)	75,000	75,000	0	0
J. Steven Emerson (9)	225,000	225,000	0	0
Emerson Partners (10)	225,000	225,000	0	0
J. Steven Emerson Roth IRA Pershing LLC as custodian (11)	900,000	900,000	0	0
J. Steven Emerson Roth IRA Rollover II Pershing LLC as custodian (12)	900,000	900,000	0	0
Jeffrey S. Morgan Rollover IRA Pershing LLC as custodian (13)	90,000	90,000	0	0
EZ MM & B Holdings, LLC (14)	300,000	300,000	0	0
Elevado Investment Company (15)	300,000	300,000	0	0
G. Tyler Runnels and Jasmine N. Runnels TTEE The Runnels Family Trust DTD 1/11/2000 (16)	522,000	450,000	72,000	≤1%
Pacific Capital Management LLC (17)	300,000	300,000	0	0
Fairborz Aaron Amid (18)	150,000	150,000	0	0
Sandor Capital Master Fund (19)	300,000	300,000	0	0
T.R. Winston & Company, LLC (20)	1,097,023	212,060	893,963	4.1%

Name of selling security holder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering
David E. Castaneda (21)	62,910	62,910	0	0
Michael A. Demayo (22)	150,000	150,000	0	0
H. Leigh Severance (23)	242,000	242,000	0	0
Richard J. LaVecchia III (24)	75,000	75,000	0	0
Rene Usher (25)	78,000	75,000	3,000	≤1%
K. Wesley M. Jones (26)	15,000	15,000	0	0
Emerson Family Foundation (27)	225,000	225,000	0	0
The Muhl Family Trust, est 10-11-95 (28)	150,000	150,000	0	0
Steve Ossello IRA (29)	20,000	20,000	0	0
RBC Custodian Steve Ossello SEP-IRA (29)	40,000	40,000	0	0
Steve Ossello Custodian Ellen Ossello CO UTMA (30)	10,000	10,000	0	0
Steve Ossello Custodian Gianna Ossello CO UTMA (30)	10,000	10,000	0	0
Steve Ossello Custodian Nicholas Ossello CO UTMA (30)	10,000	10,000	0	0
Guy J. Ossello and Madeline A. Ossello, JTWROS	20,000	20,000	0	0
RBC Custodian Guy J. Ossello IRA (31)	80,000	80,000	0	0
Gregory J. Erigero	80,000	80,000	0	0
RBC Custodian Gregory J. Erigero IRA (32)	20,000	20,000	0	0
Chris Wrolstad SARSEP-IRA, RBC Custodian (33)	33,334	33,334	0	0
Daniel B. McGregor	20,000	20,000	0	0
Daniel S. Perkins and Patrice M. Perkins, JTWROS	20,000	20,000	0	0
Alva Terry Staples	25,000	25,000	0	0
David P. Charles	16,667	16,667	0	0
Joseph A. Jakubowski	30,000	30,000	0	0
Milton Datsopoulos	100,000	100,000	0	0
Richard Burtness	26,667	26,667	0	0
Pasadena Radiology Associates PA PSP FBO Kit Clarke	66,667	66,667	0	0
Halen Capital Management, Inc.	9,787	9,787	0	0
Craig Ridenhour (34)	3,383	3,383	0	0
Total		9,111,571

———————

(1)

The number of shares owned and offered includes 733,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. Todd D. Beddard has voting and dispositive control over securities held by Carolina Preferred Technology Investments, LLC. Excludes securities held by affiliates over which Mr. Beddard also has voting and dispositive control.

(2)

The number of shares owned and offered includes 30,000 shares of Class A common stock issuable upon the exercise of warrants. Excludes securities held individually by Mr. Severance. See footnote 23.

(3)

The number of shares owned and offered includes 63,356 shares of Class A common stock issuable upon the exercise of warrants. The number of securities beneficially owned by Mr. Ossello excludes shares held in his retirement accounts and in trusts for the benefit of his minor children. See footnotes 29 and 30.

(4)

The number of shares owned and offered includes 61,791 shares of Class A common stock issuable upon the exercise of warrants. The number of securities beneficially owned by Mr. Wrolstad excludes shares held in his retirement account. See footnote 33.

(5)

The number of shares owned and offered includes 50,616 shares of Class A common stock issuable upon the exercise of warrants.

(6)

The number of shares owned and offered includes 25,000 shares of Class A common stock issuable upon the exercise of warrants.

(7)

The number of shares owned and offered includes 15,000 shares of Class A common stock issuable upon the exercise of warrants.

(8)

The number of shares owned and offered includes 25,000 shares of Class A common stock issuable upon the exercise of warrants.

(9)

The number of shares owned and offered includes 75,000 shares of Class A common stock issuable upon the exercise of warrants. Excludes securities held by affiliates over which Mr. Emerson also has voting and dispositive control. See footnotes 10, 11 and 12.

(10)

The number of shares owned and offered includes 75,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. J. Steven Emerson has voting and dispositive control over securities held by Emerson Partners. Excludes securities held by affiliates over which Mr. Emerson also has voting and dispositive control. See footnotes 9, 11, 12 and 27.

(11)

The number of shares owned and offered includes 300,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. J. Steven Emerson has voting and dispositive control over securities held by J. Steven Emerson Roth IRA Pershing LLC as custodian. Excludes securities held by affiliates over which Mr. Emerson also has voting and dispositive control. See footnotes 9, 10, 12 and 27.

(12)

The number of shares owned and offered includes 300,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. J. Steven Emerson has voting and dispositive control over securities held by J. Steven Emerson Roth IRA Rollover II Pershing LLC as custodian. Excludes securities held by affiliates over which Mr. Emerson also has voting and dispositive control. See footnotes 9, 10, 11 and 27.

(13)

The number of shares owned and offered includes 30,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. Jeffrey S. Morgan has voting and dispositive control over securities held by Jeffrey S. Morgan Rollover IRA Pershing LLC as custodian.

(14)

The number of shares owned and offered includes 100,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. Bryan Ezralow as Trustee of the Brian Ezralow 1994 Trust, Manager and Member has voting and dispositive control over securities held by EZ MM & B Holdings, LLC. Excludes securities held by affiliates over which Mr. Ezralow also has voting and dispositive control. See footnote 15

(15)

The number of shares owned and offered includes 100,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. Bryan Ezralow as Trustee of the Brian Ezralow 1994 Trust, Manager and Member has voting and dispositive control over securities held by Elevado Investment Company. Excludes securities held by affiliates over which Mr. Ezralow also has voting and dispositive control. See footnote 14.

(16)

The number of shares owned and offered includes 150,000 shares of Class A common stock issuable upon the exercise of warrants. Excludes securities held by affiliates over which Mr. Runnels also has voting and dispositive control. See footnote 20.

(17)

The number of shares owned and offered includes 100,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. Jonathan M. Glaser, Manager, has voting and dispositive control over securities held by Pacific Capital Management LLC.

(18)

The number of shares owned and offered includes 50,000 shares of Class A common stock issuable upon the exercise of warrants.

(19)

The number of shares owned and offered includes 100,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. John S. Lemak, Manager, has voting and dispositive control over securities held by Sandor Capital Master Fund.

(20)

The number of shares owned includes 893,963 shares of Class A common stock issuable upon the exercise of warrants. The number of shares offered 212,060 shares of Class A common stock which are presently outstanding. Mr. G. Tyler Runnels has voting and dispositive control over securities held by T.R. Winston & Company, LLC. Excludes securities held by Mr. Runnel and his wife. See footnote 16.

(21)

The number of shares owned and offered includes 20,970 shares of Class A common stock issuable upon the exercise of warrants.

(22)

The number of shares owned and offered includes 50,000 shares of Class A common stock issuable upon the exercise of warrants.

(23)

The number of shares owned and offered includes 25,000 shares of Class A common stock issuable upon the exercise of warrants. Excludes securities held jointly with his wife. See footnote 2.

(24)

The number of shares owned and offered includes 25,000 shares of Class A common stock issuable upon the exercise of warrants.

(25)

The number of shares owned and offered includes 25,000 shares of Class A common stock issuable upon the exercise of warrants.

(26)

The number of shares owned and offered includes 5,000 shares of Class A common stock issuable upon the exercise of warrants.

(27)

The number of shares owned and offered includes 75,000 shares of Class A common stock issuable upon the exercise of warrants. Mr. J. Steven Emerson has voting and dispositive control over securities held by Emerson Family Foundation. Excludes securities held by affiliates over which Mr. Emerson also has voting and dispositive control. See footnotes 9, 10, 11 and 12.

(28)

The number of shares owned and offered includes 50,000 shares of Class A common stock issuable upon the exercise of warrants.

(29)

Mr. Steve Ossello has voting and dispositive control over securities held by this retirement account. Excludes securities held by him individually or in trusts for the benefit of his minor children. See footnotes 3 and 30.

(30)

Mr. Steve Ossello has voting and dispositive control over these shares which are held in trusts for the benefit of his minor children. Excludes securities beneficially owned by him or held in his retirement accounts. See footnotes 3 and 29.

(31)

Mr. Guy J. Ossello has voting and dispositive control over securities held by this retirement account. Excludes securities held by him individually.

(32)

Mr. Gregory J. Erigero has voting and dispositive control over the securities held in this retirement account. Excludes securities held by him individually.

(33)

Mr. Chris Wrolstad has voting and dispositive control over securities held by this retirement account. Excludes securities held by him individually. See footnote 4.

(34)

The number of shares owned and offered includes 3,383 shares of Class A common stock issuable upon the exercise of warrants.

Certain of the selling security holders are broker-dealers or affiliates of broker-dealers, including:

•

T.R. Winston & Company, LLC acted as placement agent for us in our October 2013 private offering. As partial compensation for these services in the ordinary course of its business we issued the firm 212,206 units which were identical to the units sold in the offering in lieu of cash commissions and non-accountable expense allowance totaling $106,030, and we issued the firm placement agent warrants to purchase 480,000 shares of our Class A common stock. T.R. Winston & Company, LLC also acted as placement agent for us in our January 2014 offering. As partial compensation for these services in the ordinary course of its business as the placement agent we issued the firm placement agent warrants to purchase 48,933 shares of our Class A common stock,

•

Mr. G. Tyler Runnels, the Chairman and CEO of T.R. Winston & Company, LLC, and his wife also purchased units from us for their own account in the October 2013 private offering in which T.R. Winston & Company, LLC acted as placement agent. At the time of this investment, neither Mr. nor Mrs. Runnels had any agreement or understanding, directly or indirectly, with any person to distribute those securities,

•

Mr. Steve Ossello purchased units from us for his own account in the October 2013, November 2013 and January 2014 private offerings and received placement agent warrants issued to Halen Capital Management, Inc. as partial compensation for its services to us in our January 2014 private offering. Mr. Ossello is an employee of Halen Capital Management, Inc., a broker-dealer and member of FINRA, who acted as a selling agent for the placement agent in our January 2014 private offering. At the time of these investments, Mr. Ossello did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities,

•

Mr. Chris Wrolstad purchased units from us for his own account in the October 2013, November 2013 and January 2014 private offerings and received placement agent warrants issued to Halen Capital Management, Inc. as partial compensation for its services to us in our January 2014 private offering. Mr. Wrolstad is an employee of Halen Capital Management, Inc., a broker-dealer and member of FINRA, who acted as a selling agent for the placement agent in our January 2014 private offering. At the time of these investments, Mr. Wrolstad did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities,

•

Mr. Harold R. Madison purchased units from us for his own account in the October 2013, November 2013 and January 2014 private offerings and received placement agent warrants issued to Halen Capital Management, Inc. as partial compensation for its services to us in our January 2014 private offering. Mr. Madison is an employee of Halen Capital Management, Inc., a broker-dealer and member of FINRA, who acted as a selling agent for the placement agent in our January 2014 private offering. At the time of these investments, Mr. Madison did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities,

•

Ms. Rene Usher purchased units from us for hers own account in the November 2013 private offering. Ms. Usher is an employee of Dragonfly Capital Partners, LLC, a broker-dealer and member of FINRA. We do not have any relationship with Dragonfly Capital Partners, LLC, other than it acted as a selling agent for one of the investors in our October 2013 private offering as described earlier in this prospectus. At the time of this investment, Ms. Usher did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities;

•

Mr. Craig Ridenhour received placement agent warrants issued to Halen Capital Management, Inc. as partial compensation for its services to us in our January 2014 private offering. Mr. Ridenhour is an employee of Halen Capital Management, Inc., a broker-dealer and member of FINRA, who acted as a selling agent for the placement agent in our January 2014 private offering. At the time of these investments, Mr. Ridenhour did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities; and

•

Halen Capital Management, Inc. acted as a selling agent for T.R. Winston & Company, LLC, the placement agent in our January 2014 offering. As partial compensation for these services in the ordinary course of its business, we issued the firm and its designees Messrs. Steve Ossello, Chris Wrolstad, Harold R. Madison and Craig Ridenhour placement agent warrants to purchase 48,933 shares of our Class A common stock. These placement agent warrants were assigned to Messrs. Ossello, Wrolstad, Madison and Ridenhour, employees of Halen Capital Management, Inc., by the firm as compensation to them in the regular course of their employment with that firm. At the time of the receipt of the warrants, neither Messrs. Ossello, Wrolstad, Madison or Ridenhour had any agreement or understanding, directly or indirectly, with any person to distribute those securities,

Except as set forth above, none of the selling security holders are broker-dealers or affiliates of broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Class A common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

Certain of the selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Because certain of selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Class A common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, including by compliance with Rule 172 under the Securities Act of 1933.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431.

EXPERTS

Our balance sheets as of December 31, 2012 and 2011 and the related statement of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012 and 2011 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

SOCIAL REALITY, INC.

SOCIAL REALITY, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$145,818	$105,987
Accounts receivable, net of allowance for doubtful accounts of $0	481,101	53,821
Tax refunds receivable	-	38,000
Other current assets	5,402	5,000

Total current assets	632,321	202,808

Property and equipment, net of accumulated depreciation of $7,500 and $3,000	10,500	15,000

Deferred offering costs	14,539	-
Prepaid fees	1,333,247	58,834
Other assets	3,555	3,555

Total assets	$1,994,162	$280,197

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable and accrued expenses	$1,097,516	$302,057
Note payable	371,297	-
Common stock put liability payable	175,000	-

Total current liabilities	1,643,813	302,057

Stockholders' equity (deficit)
Preferred stock, undesignated; authorized 49,800,000 shares, $0.001 par value, no shares issued and outstanding	-	-
Preferred stock, Series 1; authorized 200,000 shares, $0.001 par value, 86,000 and no shares issued and outstanding, respectively	86	-
Class A common stock, authorized 250,000,000 shares, $0.001 par value, 5,465,804 and 3,912,129 shares issued and outstanding, respectively	5,466	3,912
Class B common stock, authorized 9,000,000 shares, $0.001 par value, 9,000,000 and 9,000,000 shares issued and outstanding, respectively	9,000	9,000
Additional paid in capital	3,079,148	1,224,087
Accumulated deficit	(2,743,351)	(1,258,859)

Total stockholders' equity (deficit)	350,349	(21,860)

Total liabilities and stockholders' equity (deficit)	$1,994,162	$280,197

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOCIAL REALITY, INC.

CONDENSED STATEMENTS OF OPERATIONS
THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2012

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012

Revenues	$853,338	$242,799	$1,519,999	$1,073,214
Cost of revenue	671,412	78,025	1,077,098	498,139

Gross profit	181,926	164,774	442,901	575,075

Operating expense	864,394	481,456	1,614,340	1,368,061

Loss from operations	(682,468)	(316,682)	(1,171,439)	(792,986)

Interest expense	(147,148)	-	(313,053)	-

Loss before provision for income taxes	(829,616)	(316,682)	(1,484,492)	(792,986)

Provision for income taxes	-	-	-	-

Net loss	$(829,616)	$(316,682)	$(1,484,492)	$(792,986)

Net loss per share, basic and diluted	$(0.06)	$(0.02)	$(0.11)	$(0.06)

Weighted average shares outstanding	13,801,891	12,912,129	13,295,851	12,819,481

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOCIAL REALITY, INC.

CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2012
(Unaudited)

	Nine Month Periods Ended September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(1,484,492)	$(792,986)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of stock based prepaid fees	85,503	49,089
Stock based compensation	493,785	31,770
Amortization of debt issuance costs	274,737	-
Depreciation	4,500	1,500
Changes in operating assets and liabilities:
Accounts receivable	(427,280)	423,531
Prepaid expenses	-	(85,821)
Tax refunds receivable	38,000
Other current assets	(402)	200
Other assets	-	(3,555)
Accounts payable and accrued expenses	798,459	(178,246)
Deferred tax liability	-	(38,000)

Cash used in operating activities	(217,190)	(592,518)

Cash flows from investing activities:
Purchase of equipment	-	(18,000)

Cash used in investing activities	-	(18,000)

Cash flows from financing activities:
Proceeds from note payable, net	486,425	-
Repayments of note payable	(178,703)	-
Deferred offering costs	(14,539)	-
Debt issuance costs	(36,162)	-
Sale of common stock	-	472,959

Cash provided by financing activities	257,021	472,959

Net increase (decrease) in cash	39,831	(137,559)
Cash, beginning of period	105,987	221,664
Cash, end of period	$145,818	$84,105

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$37,318	$-
Cash paid for taxes	$(38,000)	$38,000

Non-cash financial activities:
Fees and costs deducted from proceeds of debt	$63,575	$-
Common and preferred stock issued as prepayment for services	$1,235,000	$-
Common stock warrant issued as prepayment for services	$124,916	$-
Common stock issued as payment of financing fee	$175,000	$-
Common stock issued as payment of accounts payable	$3,000	$-
Contribution of member interests (net assets) in Social Reality, LLC in exchange for common stock	$-	$575,194

The accompanying notes are an integral part of these unaudited condensed financial statements.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013 AND 2012
(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies.

Organization and Nature of Operations

Social Reality, Inc. ("Social Reality", “we”, “us” or "the Company") is a Delaware corporation formed on August 2, 2011. Effective January 1, 2012 we acquired all of the member interests and operations of Social Reality, LLC, a California limited liability company formed on August 14, 2009, which began business in May of 2010, in exchange for 12,328,767 shares of our Class A and Class B common stock. The former members of Social Reality, LLC owned all of our common stock after the acquisition. Social Reality, LLC is referred to as our predecessor in these financial statements.

Currently, our principal source of revenue is through the provision of inventory to real time bidding exchanges (RTB) through our network of website partners. We provide the service of yield optimization for these partners and deliver the highest possible price for inventory provided from our partners to the exchange.

We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and cost-per-engagement ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

Social Reality is also an approved and accredited Facebook advertising network company. We sell targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies across large Facebook apps and large websites, generating qualified Facebook likes and quantifiable engagement for our clients, driving online sales and increased brand equity. We also create custom applications for brands both large and small that leverage traffic on our partner sites to seed the applications to help them go viral.

We create these applications as custom programs and build them on a campaign by campaign basis as well as offer them on a managed or self-service subscription basis through our GroupAd platform. GroupAd allows brand marketers to select from a number of pre-created applications and then deploy them into their social media channels.

We are headquartered in Los Angeles, California.

Basis of Presentation

The accompanying condensed financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim financial statements as of and for the three and nine months ended September 30, 2013 and 2012 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the three and nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013 or for any future period. All references to September 30, 2013 and 2012 in these footnotes are unaudited.

These unaudited condensed financial statements should be read in conjunction with our audited financial statements and the notes thereto for the year ended December 31, 2012, included in the Company’s annual report on Form 10-K filed with the SEC on April 1, 2013.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies. (Continued)

The condensed balance sheet as of December 31, 2012 has been derived from the audited financial statements at that date but does not include all disclosures required by the accounting principles generally accepted in the United States of America.

The accompanying unaudited condensed financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Continuation of the Company as a going concern is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and increase revenue. Our ability to continue to grow our revenues and market share has been bolstered by recently completed private offerings. As described in Note 4, Subsequent Events, in October 2013 and November 2013, we raised approximately $2.44 million in net proceeds through the sale of our securities. We used approximately $531,000 of these proceeds to pay off our note described in Note 2 and redeem certain shares we had issued it as additional compensation under the terms of the credit agreement. The balance of the proceeds provides sufficient working capital to us for at least 12 months based upon our level of current operations.

Use of Estimates

Accounting principles generally accepted in the United States require management of the Company to make estimates and assumptions in the preparation of these financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant area that requires management judgment and which is susceptible to possible change in the near term include the Company's revenue recognition policies, discussed elsewhere in these financial statements.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. The Company acts as a principal in its revenue transactions as the Company is the primary obligor in the transactions. Revenue is recognized on a gross basis, and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

In the past, certain of our revenues from certain sales of targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies were recognized on a net basis as the payments to the websites on which the advertising is placed for these specific transactions were based on cash actually collected from the advertisers and agencies, rather than the actual fees billed to the advertisers and agencies.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies. (Continued)

Cost of Revenue

Cost of revenue consists of payments to website publishers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. No allowance was recorded as of September 30, 2013 and December 31, 2012. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

At September 30, 2013, our RTB exchange service provider accounted for more than 10% of the accounts receivable balance, for a total of 88%. For the nine months ended September 30, 2013 no one customer accounted for 10% or more of total revenue. However, 79% of our revenue was collected and paid to us by our RTB exchange service provider. For the nine months ended September 30, 2012 four customers accounted for 84% of total revenue (of which $200,000, or 19%, was from a related party).

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, note payable and put liability payable, are carried at historical cost. At September 30, 2013 and December 31, 2012 the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Loss Per Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 1,629,001 and 185,000 common share equivalents at September 30, 2013 and 2012, respectively. For the three and nine months ended September 30, 2013 and 2012 these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 2 – Note Payable.

Termination Agreement:

During October 2013 we paid all amounts due under the credit facility with TCA Global Credit Master Fund, LP (the "Lender" or “TCA”) described below, aggregating $550,000. Following the repayment of the credit facility, in October 2013 we entered into a Termination Agreement with TCA whereby we terminated the Amended Credit Agreement and all of our obligations thereunder. As part of this Termination Agreement, we also redeemed the 174,010 shares issued to TCA pursuant to the credit facility, thereby terminating any obligations under the make whole provisions of the Termination Agreement. We paid TCA $175,000 to redeem the shares.

Credit Facility:

Effective February 22, 2013, the Company entered into a senior secured revolving credit facility agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP (the "Lender" or “TCA”). Pursuant to the Credit Agreement, the Lender agreed to loan up to $5,000,000 for working capital purposes. A total of $300,000 was funded by Lender in connection with the closing and we received net proceeds of $257,850. The amounts borrowed pursuant to the Credit Agreement were evidenced by a revolving promissory note (“Revolving Note”), the repayment of which was secured by a security agreement (“Security Agreement”) executed by the Company. Pursuant to the Security Agreement, the repayment of the Revolving Note was secured by a security interest in substantially all of our assets in favor of Lender. The initial Revolving Note in the amount of $300,000 was due and payable along with interest thereon on August 22, 2013, unless extended an additional six months so long as no Event of Default has occurred, and bore interest at the rate of 18% per annum.

We also agreed to pay Lender various fees during the term of the Credit Agreement, including a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding, a commitment fee of 4 % of the revolving loan commitment and 2% of any increase in the amount thereof, other associated fees as more fully disclosed in the Credit Agreement. We also paid Lender due diligence and document review fees of $22,500 in connection with the closing. In total, we incurred $42,150 in fees, expenses and other costs at closing which were deducted from the proceeds, and netted $257,850 in connection with the execution of the Credit Agreement.

We also agreed to pay Lender a fee of $100,000, payable in the form of 99,010 shares of Class A common stock (the “Facility Fee Shares”). In the event that Facility Fee Shares were sold for less than $100,000, we were required to pay Lender the balance of $100,000 less the amount of proceeds from the sale or, alternatively, issue additional shares in an amount as to reach the $100,000 aggregate. Because of the potential of the transfer of assets to settle this fee, we have recorded $100,000 as a liability on the balance sheet at September 30, 2013 (see Termination Agreement above).

In total, we incurred costs aggregating $166,633, including the amount allocated to the Facility Fee Shares. These costs are being amortized over the term on the note. During the three and nine months ended September 30, 2013 we have amortized $48,525 and $166,633, respectively, of these costs as interest expense and the costs have been fully amortized at September 30, 2013.

Credit Facility Amendment:

On June 11, 2013, we entered into the First Amendment to Credit Agreement (the “Amended Credit Agreement”) which increased our credit line to $550,000. The amounts borrowed pursuant to the Amended Credit Agreement were evidenced by a convertible Replacement Revolving Note in the principal amount of $550,000 (the “ Amended Revolving Note ”), due August 22, 2013, which amended, restated and replaced the initial revolving note delivered TCA in February 2012.

The Amended Revolving Note also included a new make-whole provision. In the event TCA should elect to convert the note pursuant to its terms, and if upon the sale of those shares of our Class A common stock it did not realize net proceeds equal to the principal amount and accrued interest due under the note so converted, we were obligated to issue TCA additional shares of our Class A common stock at a per share price equal to the average volume weighted price of our Class A common stock during the five business days before the notice of conversion.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 2 – Note Payable. (Continued)

Upon the closing of the second draw under the Credit Agreement, we paid TCA a transaction advisory fee of 2% ($5,000), due diligence fees of $2,500, legal fees of TCA’s counsel and out of pocket charges of $8,925 and a finder’s fee of $5,000 to Meyers Associates, LP, a broker dealer. In total, we incurred $21,425 in fees, expenses and other costs at closing which were deducted from the proceeds, and netted $228,575 in connection with the execution of the second draw under the Credit Agreement. Under the terms of the Amended Credit Agreement, the asset monitoring fee was also increased to $2,000 per calendar quarter.

We also paid TCA an advisory fee of $75,000 which was paid through the issuance of 75,000 shares of our Class A common stock (the “Advisory Shares”). In the event TCA did not receive at least $75,000 in net proceeds from the sale of those Advisory Shares, we were obligated to issue TCA additional shares of our Class A common stock in an amount sufficient that, when sold, provided net proceeds to TCA equal to the $75,000 advisory fee. Because of the potential of the transfer of assets to settle this fee, we have recorded $75,000 as a liability on the balance sheet at September 30, 2013 (see Termination Agreement above).

In total, we incurred costs aggregating $108,104, including the amount allocated to the Advisory Shares. These costs are being amortized over the term of the note. During the three and nine months ended September 30, 2013 we have amortized $78,487 and $108,104, respectively, of these costs as interest expense and the costs have been fully amortized at September 30, 2013.

Note 3 – Stockholders’ Equity.

We are authorized to issue 50,000,000 of preferred stock, par value $0.001.

We are authorized to issue an aggregate of 259,000,000 shares of common stock. Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock (authorized 250,000,000 shares, par value $0.001), which has one vote per share, and Class B common stock (authorized 9,000,000 shares, par value $0.001), which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock are identical.

Preferred Stock

On August 16, 2013 the Board of Directors of Social Reality, Inc. approved a Certificate of Designations, Rights and Preferences pursuant to which it designated a series consisting of 200,000 shares of its blank check preferred stock as Series 1 Preferred Stock. The designations, rights and preferences of the Series 1 Preferred Stock are as follows:

•	each share has a stated and liquidation value of $0.001 per share,
•	the shares do not pay any dividends, except as may be declared by our Board of Directors, and are not redeemable,
•	the shares do not have any voting rights, except as may be provided under Delaware law,
•	each share is convertible into 10 shares of our Class A common stock, subject to customary anti-dilution provisions in the event of stock splits, recapitalizations and similar corporate events, and
•

the number of shares of Series 1 Preferred Stock, as well as the number of shares of Class A common stock issued upon a conversion of shares of Series 1 Preferred Stock, that a holder may sell, transfer, assign, hypothecate or otherwise dispose of (collectively or severally, a “Disposition”) at any one time shall be limited to an amount which is pari passu to any Disposition of Class A common stock by either Christopher Miglino and/or Erin DeRuggiero, executive officers and directors of our company. Notwithstanding anything contained in the designations, the holder of Series 1 Preferred Stock is not obligated to make any Dispositions of Series 1 Preferred Stock or Class A common stock issued upon the conversion of Series 1 Preferred Stock.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 3 – Stockholders’ Equity. (Continued)

During August 2013 we issued 86,000 shares of Series 1 Preferred Stock, valued at $817,000, pursuant to a consulting agreement with a three year term. We will expense the value of the shares over that three year period. During three and nine months ended September 30, 2013, we recorded expense of $34,042.

Common Stock

During January 2013 we issued 5,000 shares of Class A common stock, valued at $5,000, as payment for legal services.

During February 2013 we issued 51,665 shares of Class A common stock upon the vesting of common stock awards.

During February 2013 we issued 99,010 shares of Class A common stock pursuant to the revolving credit facility agreement described above.

During June 2013 we issued 75,000 shares of Class A common stock pursuant to the revolving credit facility agreement described above.

During August 2013 we issued 440,000 shares of Class A common stock, valued at $418,000, pursuant to a consulting agreement with a three year term. We will expense the value of the shares over that three year period. During three and nine months ended September 30, 2013, we recorded expense of $17,417.

During August 2013 we issued 300,000 shares of Class A common stock, valued at $285,000, to a director upon his appointment to the board. We have expensed the value of the shares upon grant.

During August 2013 we issued 30,000 shares of Class A common stock, valued at $28,500, as payment for consulting services.

During August 2013 we issued 550,000 shares of Class A common stock pursuant to a restricted stock award.

Stock Awards

During January 2013 we granted an aggregate of 50,000 Class A common stock awards to two employees. The shares will vest upon the one year anniversary of the grant date. Compensation expense will be recognized over the vesting period. During the three and nine months ended September 30, 2013 we recorded $12,500 and $37,500, respectively, of compensation expense related to these awards.

On April 1, 2013 we granted 25,000 Class A common stock awards to a contract employee. The shares will vest upon the one year anniversary of the grant date. Compensation expense will be recognized over the vesting period. During the three and nine months ended September 30, 2013, we recorded $6,250 and $12,500 of compensation expense related to this award.

On August 16, 2013 we issued 550,000 shares of Class A common stock pursuant to a restricted stock award to an employee. Of this award, 45,833 shares vested upon grant and the balance will vest quarterly over 2.75 years. Compensation expense will be recognized over the vesting period. During the three and nine months ended September 30, 2013, we recorded $65,313 of compensation expense related to this award.

During the three and nine months ended September 30, 2013 we recorded expense of $14,938 and $41,051, respectively, related to stock awards granted in 2012. Unvested 2012 awards of 3,334 shares were forfeited in 2013.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 3 – Stockholders’ Equity. (Continued)

Stock Options and Warrants

During January 2013 we granted an aggregate of 106,500 Class A common stock options to three employees. The options will vest ratably over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $ 1.00 per share and a term of five years. These options have a grant date fair value of $0.28 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our Class A common stock of 40%; and (4) an expected life of the options of 3 years. We have recorded an expense for the employee options of $2,485 and $7,455 for the three and nine months ended September 30, 2013, respectively.

During February 2013 we granted 12,000 Class A common stock options to a director. The options will vest quarterly over one year. The options have an exercise price of $1.00 per share and a term of five years. These options have a grant date fair value of $ 0.23 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.375%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our Class A common stock of 40%; and (4) an expected life of the options of 2 years. We have recorded an expense for the director options of $690 and $1,840 for the three and nine months ended September 30, 2013, respectively.

On April 1, 2013 we granted 50,000 Class A common stock options to a director. The options will vest ratably over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years. These options have a grant date fair value of $0.29 per option, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our Class A common stock of 42%; and (4) an expected life of the options of 3 years. We have recorded an expense for the director options of $1,194 and $2,388 for the three and nine months ended September 30, 2013, respectively.

On April 1, 2013 we granted an aggregate of 100,000 Class A common stock options to two non-employees. The options will vest ratably over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years. During the three and nine months ended September 30, 2013 we have recorded an expense of $3,276 and $5,621, respectively, related to the fair value of the options expected to vest, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 1.375%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our Class A common stock of 51%; and (4) an expected life of the options of 4.75 years.

During the three and nine months ended September 30, 2013 we recorded expense of $109 and $1,617, respectively, related to stock options granted in 2012. Unvested 2012 options of 20,000 options were forfeited in 2013.

On August 22, 2013 we granted an aggregate of 250,000 Class A common stock warrants pursuant to an agreement for investment banking services to be provided over a three year period. The warrants vested upon grant. The exercise price of the warrants will equal the exercise price of warrants subsequently issued in an organized distribution of our securities; provided, however, that if no such organized distribution occurs within twelve months from the date of the agreement, the exercise price of the warrant shall be at an exercise price equal to $0.75 per share. These warrants have a grant date fair value of $124,916, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 1.50%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our Class A common stock of 52%; (4) an expected life of the warrants of 5 years; and (5) an exercise price of $0.75 per share. We have recorded an expense for the warrants of $4,627 for the three and nine months ended September 30, 2013, respectively.

SOCIAL REALITY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

Note 4 – Subsequent Events

On October 4, 2013, 9,000,000 shares of our Class B common stock was converted into an aggregate of 9,000,000 shares of our Class A common stock pursuant to the terms of the Class B common stock as set forth in our Certificate of Incorporation.

Between October 8, 2013 and October 30, 2103 we sold an aggregate of 4,587,940 units of our securities to accredited investors in a private placement exempt from registration under the Securities Act, in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $0.50 per unit resulting in gross proceeds to us of $2,293,970. We also issued 212,206 units to our placement agent as payment of $106,030 of fees and expenses. Each unit consisted of one share of our Class A common stock and one three year Class A Common Stock Purchase Warrant to purchase 0.5 shares of our Class A common stock, resulting the issuance of 4,800,000 shares of our Class A common stock and Class A Common Stock Purchase Warrants to purchase an additional 2,400,000 shares of our Class A common stock. T.R. Winston & Company, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering. In addition to the 212,206 units referenced above, we paid the placement agent and a selling agent commissions and a non-accountable expense allowance totaling $181,976 and issued it three year warrants to purchase 480,000 of our Class A common stock at an exercise price of $1.00 per share. We used a portion of the net proceeds to satisfy our revolving note due TCA and to redeem the Facility Fee Shares and the Advisory Shares and we are using the balance of the net proceeds for general working capital.

If we fail to timely file the registration statement described below, if the registration statement is not declared effective by the SEC within 90 days of its filing date, or at any time thereafter during the exercise period of the warrants there is not an effective registration statement, then the warrants may also be exercised on a cashless basis. We also have the right to call the warrants under certain circumstances.

The purchase price of the units and the exercise price of the warrants are subject to a full ratchet anti-dilution adjustment in the event that we issue additional equity or equity-linked securities at a purchase price that is less than the applicable purchase price per unit or the exercise price of the warrant for a period of one year from the final closing of this offering, subject to certain exclusions. We agreed to file a registration statement with the SEC within 60 days from October 30, 2013 registering for resale all of the shares of our Class A common stock issuable upon the exercise of the warrants included in the units sold in this offering. We are subject to payment to the purchasers of the units registration rights penalties if we do not timely file this registration statement or if the registration statement is not declared effective by the SEC within 90 days of its filing date.

During October 2013 we paid all amounts due under the Amended Revolving Note, aggregating $550,000. On October 31, 2013 following the repayment of the Amended Revolving Note, in October 2013 we entered into a Termination Agreement with TCA whereby we terminated the Amended Credit Agreement and all of our obligations thereunder. As part of this Termination Agreement, we also redeemed the 174,010 shares issued to TCA as the Facility Fee Shares and the Advisory Shares, thereby terminating any obligations under the make whole provisions of the Termination Agreement. We paid TCA $175,000 to redeem the shares.

On October 28, 2013 we granted an aggregate of 107,000 Class A common stock options to employees. The options have an exercise price of $1.00 per share and will vest ratably over a period of three years commencing on the grant date and vesting on each one year anniversary.

On October 29, 2013 we entered into a consulting agreement with Siskey Capital, LLC pursuant to which we engaged the company to provide certain consulting services to us under the terms of an agreement expiring in July 2016. As compensation, we issued the consultant 150,000 shares of our Class A common stock and 35,000 shares of our Series 1 Preferred Stock.

In November 2013 we sold an additional 650,000 units of our securities to accredited investors in a private placement exempt from registration under the Securities Act which were identical to the units sold in the October 2013 offering. We received gross proceeds of $325,000. We did not pay any commissions or finder’s fees in this offering. We are using the proceeds for general working capital.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Social Reality, Inc.

Santa Monica, CA

We have audited the accompanying balance sheet of Social Reality, Inc. (the “Company”), as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Social Reality, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, and has an accumulated deficit as of December 31, 2012, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, New York

April 1, 2013

SOCIAL REALITY, INC.

 (FORMERLY SOCIAL REALITY, LLC)

 BALANCE SHEETS

 DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011
		(Predecessor)

Assets

Current assets:
Cash and cash equivalents	$105,987	$221,664
Accounts receivable, net of allowance for doubtful accounts
of $0	53,821	812,819
Prepaid expenses	58,834	117,727
Tax refunds receivable	38,000	-
Other current assets	5,000	5,200

Total current assets	261,642	1,157,410

Property and equipment, net of accumulated depreciation of $3,000 and $0	15,000	-

Other assets	3,555	-

Total assets	$280,197	$1,157,410

Liabilities and stockholders' (members') equity (deficit)

Current liabilities:
Accounts payable and accrued expenses	$302,057	$435,216

Total current liabilities	302,057	435,216

Stockholders' (members') equity (deficit)

Preferred stock, authorized 50,000,000 shares, $0.001 par value,
no shares issued and outstanding	-	-
Class A common stock, authorized 250,000,000 shares, $0.001 par value,
3,912,129 and no shares issued and outstanding, respectively	3,912	-
Class B common stock, authorized 9,000,000 shares, $0.001 par value,
9,000,000 and no shares issued and outstanding, respectively	9,000	-
Additional paid in capital	1,224,087	-
Accumulated deficit	(1,258,859)	-
Members' equity	-	722,194

Total stockholders' (members') equity (deficit)	(21,860)	722,194

Total liabilities and stockholders' (members') equity (deficit)	$280,197	$1,157,410

The accompanying notes are an integral part of these financial statements.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	Years ended December 31,
	2012	2011
		(Predecessor)
Revenues	$1,119,281	$1,802,963
Cost of revenue	627,362	856,519

Gross profit	491,919	946,444

Operating expense	1,750,778	939,727

(Loss) Income from operations	(1,258,859)	6,717

Provision for income taxes	-	-

Net (loss) income	$(1,258,859)	$6,717

Net (loss) income per share, basic and diluted (2011 pro forma)	$(0.10)	$0.00

Weighted average shares outstanding (2011 pro forma)	12,842,770	12,328,767

Unaudited pro forma income tax information:

Net (loss) income (per above)	$(1,258,859)	$6,717

Unaudited pro forma provision for income taxes	-	1,512

Unaudited pro forma net (loss) income	$(1,258,859)	$5,205

The accompanying notes are an integral part of these financial statements.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

JANUARY 1, 2012 TO DECEMBER 31, 2012

			Additional		Stockholders'
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, January 1, 2012	-	$-	$-	$-	$-

Contribution of member interests in Social Reality, LLC in exchange for common stock	12,328,767	12,329	709,865	-	722,194

Sale of common stock for cash	583,362	583	472,376	-	472,959

Stock based compensation	-	-	41,846	-	41,846

Net loss	-	-	-	(1,258,859)	(1,258,859)

Balance, December 31, 2012	12,912,129	$12,912	$1,224,087	$(1,258,859)	$(21,860)

The accompanying notes are an integral part of these financial statements.

SOCIAL REALITY, LLC

STATEMENT OF MEMBERS' EQUITY

YEAR ENDED DECEMBER 31, 2011

2011

Balance, January 1, 2011	$339,799

Net income	6,717

Sale of member interest for cash	300,000

Member interest issued for services	176,678

Expense paid by members	9,000

Distributions	(110,000)

Balance, December 31, 2011	$722,194

The accompanying notes are an integral part of these financial statements.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	Years Ended December 31,
	2012	2011
		(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(1,258,859)	$6,717
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Depreciation	3,000	-
Amortization of stock based prepaid fees	58,893	58,951
Stock based compensation	41,846	-
Rent expense contribution by members	-	9,000
Changes in operating assets and liabilities:
Accounts receivable	758,998	58,163
Tax refunds receivable	(38,000)
Other current assets	200	(5,200)
Other assets	(3,555)	-
Accounts payable and accrued expenses	(133,159)	(67,229)
Customer prepayments	-	(40,000)

Cash (used in) provided by operating activities	(570,636)	20,402

Cash flows from investing activities:
Purchase of equipment	(18,000)	-

Cash used by investing activities	(18,000)	-

Cash flows from financing activities:
Sale of common stock/member interest	472,959	300,000
Distributions to members	-	(110,000)

Cash provided by financing activities	472,959	190,000

Net (decrease) increase in cash	(115,677)	210,402
Cash, beginning of period	221,664	11,262
Cash, end of period	$105,987	$221,664

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$38,000	$-

Non-cash financial activities:

Contribution of member interests (net assets) in Social Reality, LLC
in exchange for common stock	$722,194	$-
Member interests issued for services	-	176,678

The accompanying notes are an integral part of these financial statements.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Social Reality, Inc. ("Social Reality", “we”, “us” or "the Company") is a Delaware corporation formed on August 2, 2011. Effective January 1, 2012 we acquired all of the member interests and operations of Social Reality, LLC, a California limited liability company formed on August 14, 2009, which began business in May of 2010, in exchange for 12,328,767 shares of our Class A and Class B common stock. The former members of Social Reality, LLC owned all of our common stock after the acquisition. Social Reality, LLC is referred to as our predecessor in these financial statements.

Social Reality is primarily an approved and accredited Facebook advertising network company. We sell targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies across large Facebook apps and large websites, generating qualified Facebook likes and quantifiable engagement for our clients, driving online sales and increased brand equity. We also create custom applications for large brands that leverage traffic on our partner sites to seed the applications to help them go viral.

We derive our revenue from the sales of media on our partner websites and of our own products and from building custom applications for our partners. We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and cost-per-engagement ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

We are headquartered in Santa Monica, California.

Use of Estimates

Accounting principles generally accepted in the United States ("GAAP") require management of the Company to make estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant area that requires management judgment and which is susceptible to possible change in the near term include the Company's revenue recognition policies, discussed elsewhere in these financial statements.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Revenues from certain sales of targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies are recognized on a net basis as the payments to the websites on which the advertising is placed for these specific transactions are based on cash actually collected from the advertisers and agencies, rather than the actual fees billed to the advertisers and agencies. Revenue from sales of targeted and measurable online advertising campaigns and programs for which we bear risk of loss and from sponsored and custom campaigns is recognized on a gross basis in the period that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

Cost of Revenue

Cost of revenue consists of payments to website publishers that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. No allowance was recorded as of December 31, 2012 or 2011. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

At December 31, 2012, two customers accounted for more than 10% of the accounts receivable balance, for a total of 91%. For the year December 31, 2012 four customers accounted for 81% of total revenue (of which $200,000, or 18%, is from a related party). For the year ended December 31, 2011, three customers accounted for 43% of total revenue.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At December 31, 2012 and 2011 the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation.  Depreciation is provided on the straight line basis over the estimated useful lives of the assets of three years.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Loss Per Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 195,000 common share equivalents at December 31, 2012 and none at December 31, 2011. For the year ended December 31, 2012, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Social Reality, LLC was a limited liability company. As a result, the Company’s income for federal and state income tax purposes is reportable on the tax returns of the individual partners. Accordingly, no recognition has been made for federal or state income taxes in the accompanying financial statements of the predecessor Company.

Stock-Based Compensation

We account for our stock based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. The Company has an accumulated deficit of $1,258,859 as of December 31, 2012 and has incurred a net loss of $1,258,859 for the year ended December 31, 2012. In addition, The Company’s current liabilities exceed its current assets by $40,415 at December 31, 2012. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and increase revenue. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During February 2013 the Company entered into a revolving credit facility agreement which resulted in net cash proceeds to the Company of approximately $243,000. We anticipate that this additional working capital will enable us to fund operations as we enter into new advertising contracts and aggressively pursue additional revenue sources.

Note 3 - Related Party Transactions

During the year ended December 31, 2011, the members of Social Reality conducted the Company’s operations from their personal residences. We have ascribed a value of $9,000 to rent expense for the use of these premises for 2011, with a corresponding credit to members’ equity.

During the year ended December 31, 2012 we recorded revenue aggregating $200,000 from an entity controlled by a shareholder owning approximately 57% of our Class A common shares.

Note 4 – Stockholders’ (Members’) Equity

We are authorized to issue 50,000,000 of preferred stock, par value $0.001. No shares of preferred stock have been issued.

We are authorized to issue an aggregate of 259,000,000 shares of common stock. Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock (authorized 250,000,000 shares, par value $0.001), which has one vote per share, and Class B common stock (authorized 9,000,000 shares, par value $0.001), which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical.

Effective January 1, 2012, we issued 3,328,767 Class A common shares and 9,000,000 Class B common shares in exchange for 100% of the Social Reality, LLC membership interests. The Class A common shares were issued to holders of our non-voting, non-participating membership interest and the Class B common shares were issued to our general membership interest holders who are also our founders.

During January, 2012, we completed the offering of 460,072 of our Class A common shares at a price per share of $0.8111, for proceeds of $372,959.

During February, 2012 we received $100,000 pursuant to a subscription agreement for the purchase of 123,290 shares of our Class A common shares, at a price of $0.8111 per share. These shares were issued during May 2012.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 4 – Stockholders’ (Members’) Equity (Continued)

During 2012 we granted an aggregate of 205,000 unvested shares to employees. The shares vest ratably over three years. We have valued the grants at $171,248, based on a fair value per share of $0.8111 - $1.01. Compensation expense will be recognized over the vesting period. During the year ended December 31, 2012, we recorded $39,815 of compensation expense. Awards totaling 25,000 shares were forfeited during the year. Unvested share awards at December 31, 2012 totaled 180,000 shares. Estimated future compensation cost is approximately $111,000.

On February 1, 2012, we granted 15,000 common stock options to a director. The options have an exercise price of $0.8111 per share. The options vested upon grant. The options lapse if unexercised after five years.  The options have a grant date fair value of $2,031, determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.14%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 42%; and (4) an expected life of the options of 1 year.

On June 27, 2011, Social Reality, LLC issued a 3.34% non-voting, non-participating member interest as payment for legal services to be rendered. The interest has been valued at $59,010, based on the value of the sale to the third party for cash described above. The value of the services will be charged to expense over the estimated service period, July 1, 2011 to March 31, 2012. During the three months ended March 31, 2012 we have charged $19,670 to expense. We charged $39,340 to expense during the year ended December 31, 2011.

On June 27, 2011, Social Reality, LLC issued a 6.66% non-voting, non-participating member interest as payment for consulting services to be rendered. The interest has been valued at $117,668, based on the value of the sale to the third party for cash described above. The value of the services will be charged to expense over the service period, July 1, 2011 to June 30, 2014. During the year ended December 31, 2012 we have charged $39,223 to expense and the balance of $58,834 at December 31, 2012 is recorded as prepaid expense. We charged $19,611 to expense during the year ended December 31, 2011.

Note 5 – Property And Equipment

Property and equipment consists of the following:

	December 31, 2012	December 31, 2011
Office equipment	$18,000	$-
Accumulated depreciation	(3,000)	-
Carrying value	$15,000	$-

Depreciation expense was $3,000 for the years ended December 31, 2012, with no depreciation expense for the year ended December 31, 2011.

Note 6 - Income Taxes

We utilize ASC 740 “Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 6 - Income Taxes (Continued)

Net operating losses for tax purposes of approximately $781,000 at December 31, 2012 are available or carryover. The net operating losses will expire in 2032. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $311,000 during the year ended December 31, 2012. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the year ended December 31, 2012 follows.

Significant components of deferred tax assets and liabilities are as follows:

2012

Deferred tax assets:
Net operating loss carryover	$311,000
Valuation allowance	(311,000)

Net deferred tax assets	$-

Statutory federal income tax rate	(34)%
State income taxes, net of federal taxes	(6)%
Valuation allowance	40%

Effective income tax rate	0%

Note 7 - Commitments And Contingencies

Operating Leases

The Company leases executive offices under an operating lease with lease terms which expire through January 31, 2014.  The following is a schedule of the future minimum lease payments required under the operating leases that have initial non-cancelable lease terms in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2013	$49,879
2014	655

Rent expense for office space amounted to $43,217 and $14,262 for the years ended December 31, 2012 and 2011, respectively.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 7 - Commitments And Contingencies (Continued)

Employment agreements

On December 2011, the Company entered into an employment agreement with Christopher Miglino and Erin DeRuggiero. The agreement has an initial term of four years and the Company will pay a base salary at the gross annualized rate of $192,000 each. During 2012, Mr. Miglino and Ms. DeRuggiero have each agreed to a temporary reduction in their annual base salary to $60,000, until such time as the Company has sufficient cash resources to return their compensation to the contractual rates.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Note 8 – Subsequent Events

Revolving Credit Facility

Effective February 22, 2013, the Company entered into a senior secured revolving credit facility agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP (the "Lender"). Pursuant to the Credit Agreement, Lender agreed to loan up to $5,000,000 for working capital purposes. A total of $300,000 was funded by Lender in connection with the closing. The amounts borrowed pursuant to the Credit Agreement are evidenced by a revolving promissory note (“Revolving Note”), the repayment of which is secured by a security agreement (“Security Agreement”) executed by the Company. Pursuant to the Security Agreement, the repayment of the Revolving Note is secured by a security interest in substantially all of our assets in favor of Lender. The initial Revolving Note in the amount of $300,000 is due and payable along with interest thereon on August 22, 2013, unless extended an additional six months so long as no Event of Default has occurred, and bears interest at the rate of 18% per annum.

Additionally, upon the occurrence of an Event of Default, as defined in the Credit Agreement or the Revolving Note, Lender may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of our Class A common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five (5) trading days immediately prior to such applicable conversion date, in each case subject to Lender not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We also agreed to pay Lender various fees during the term of the Credit Agreement, including a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding, a commitment fee of 4% of the revolving loan commitment and 2% of any increase in the amount thereof, other associated fees as more fully disclosed in the Credit Agreement. We also paid Lender due diligence and document review fees of $22,500 in connection with the closing. In total, we paid $57,150 in fees, expenses and closing costs, and netted $242,850 in connection with the execution of the Credit Agreement.

We also agreed to pay Lender a fee of $100,000, payable in the form of 99,010 shares of Class A common stock (the “Facility Fee Shares”). In the event that Facility Fee Shares are sold for less than $100,000, we have to pay Lender the balance of $100,000 less the amount of proceeds from the sale, or alternatively issue additional shares in an amount as to reach the $100,000 aggregate.

SOCIAL REALITY, INC.

(FORMERLY SOCIAL REALITY, LLC)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2012 AND 2011

Note 8 – Subsequent Events

The Credit Agreement imposes certain restrictions on Company, including on its ability to (i) incur any Funded Indebtedness (as defined in the Credit Agreement), (ii) incur liens, (iii) make investments, (iv) permit a Change in Control (as defined in the Credit Agreement) or dispose of all or substantially all of its assets, (v) make capital expenditures not in the ordinary course of its business, (vi) make distributions to its shareholders, (vii) engage in any line of business other than the business engaged in on the date of the Credit Agreement and businesses reasonably related thereto, and (viii) enter into transactions with any affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to Company than it would obtain in an arm-length's basis with a non-affiliate. Each of these restrictions is subject to certain exceptions, as specified in the Credit Agreement.

Common stock transactions

During January 2013 we issued 5,000 shares of common stock as payment for legal services.

During February 2013 we issued 51,665 shares of common stock upon the vesting of common stock awards.

During February 2013 we issued 99,010 shares of common stock pursuant to the revolving credit facility agreement described above.

During January 2013 we granted an aggregate of 50,000 common stock awards to two employees. The shares will vest upon the one year anniversary of the grant date.

During January 2013 we granted and aggregate of 106,500 common stock options to three employees. The options will vest ratable over a period of three years commencing on the grant date and vesting on each one year anniversary. The options have an exercise price of $1.00 per share and a term of five years.

During February 2013 we granted 12,000 common stock options to a director. The options will vest quarterly over one year. The options have an exercise price of $1.00 per share and a term of five years.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.